As filed with the Securities and Exchange Commission on August 17, 2007
  Registration No. 333-143657

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A

(Amendment No. 2)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTELGENX TECHNOLOGIES CORP.

( Name of small business issuer in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code)	870299034 (I.R.S. Employer Identification Number)

6425 Abrams
Ville St- Laurent
Quebec, H4S 1X9
(514) 331-7440
(Address and telephone number of principal executive offices and place of business)
________________________
Horst Zerbe

Chief Executive Officer
IntelGenx Technologies Corp.
6425 Abrams
Quebec, H4S 1X9
(514) 331-7440
(Name, address and telephone of agent for service)

_____________________________
Copies to:
Richard Raymer
Hodgson Russ LLP
150 King Street West, Suite 2309
Toronto, Ontario M5H 1J9
Canada
Tel: 416.595.5100
_____________________________

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock	1,636,702	$1.70	$2,782,393.40	$85.42*

Total	1,636,702		$2,782,393.40	$85.42*

* Previously paid.

1. Represents shares of common stock underlying secured convertible debentures issued on May 22, 2007.

2. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the OTC Bulletin Board on August 15, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders will not sell these securities until after the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED AUGUST 17, 2007

IntelGenx Technologies Corp.

1,636,702 Shares of Common Stock

This prospectus relates to the offer for sale of 1,636,702 shares of our common stock by certain existing holders of the securities, referred to as selling stockholders throughout this document. The shares of common stock to be sold by the selling security holders include shares of common stock underlying  8% secured convertible debentures with a fixed conversion price of $0.70. The debentures were issued pursuant to a securities purchase agreement entered into on May 22, 2007 with certain institutional and accredited investors.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the common stock or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares of our common stock in this offering. We will pay all expenses of registering this offering of securities.

Our common stock is quoted on the Over-The-Counter Bulletin Board (the "OTC Bulletin Board") under the symbol "IGXT". The last reported sales price per share of our common stock as reported by the OTCBB on August 15, 2007 was $1.70

Investing in our stock involves substantial risks. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August __, 2007

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. This summary is not complete and may not contain all of the information that may be important to you. You should read carefully this entire prospectus, including the information under "Risk Factors" and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Our Business

We are a drug delivery company d headquartered in Montreal (Quebec) which focuses on the development of novel oral immediate release and controlled-release products for the generic pharmaceutical market.

We currently have two unique, proprietary platform technologies that we use to develop products: (a) a Tri-Layer Tablet technology which allows for the development of oral controlled release products, and (b) a Quick Release Wafer technology for the rapid delivery of pharmaceutically active substances to the oral cavity. Our Tri-Layer technology is very versatile and reduces manufacturing costs significantly as compared to competing delivery technologies. The wafer technology allows for the instant delivery of pharmaceuticals to the oral mucosa and presently, management believes that this technology will give the Company a strong competitive position in the drug delivery market

Our executive offices are located at 6425 Abrams, Ville Saint-Laurent, Quebec, H4S 1X9, Canada. Our web site address is http://www.IntelGenx.com. Information contained on our web site is not a part of this prospectus.

The Offering
Common stock offered by selling stockholder

Up to 1,636,702 shares underlying convertible debentures with a fixed conversion price of $0.70, subject to adjustment. This number represents approximately 10% of our currently outstanding common stock.

Common stock to be outstanding after the offering	Up to 17,644,191 shares, assuming the full conversion of $1,500,000 of outstanding convertible debentures at the fixed conversion price.
Use of proceeds

We will not receive any proceeds from the sale of the common stock underlying the convertible debentures. We will, however, receive proceeds from the exercise of any warrants. Upon closing, we received net proceeds of approximately $1.36 million from the sale of the convertible debentures. We plan to use the first $900,000 of net proceeds for working capital purposes; (ii) the next $136,178 of net proceeds toward the repayment in full of the Secured Bank Loan; and (iii) the remaining net proceeds for working capital purposes.

OTCBB Ticker Symbol	IGXT

The above information regarding common stock to be outstanding after the offering is based on 16,007,489 shares of common stock outstanding as of August 16, 2007 and assumes the subsequent conversion of the convertible debentures by our selling stockholders.

Terms of May 2007 Private Placement of Convertible Debentures and Warrants

On May 22, 2007, IntelGenx Technologies Corp. ("IntelGenx" or the "Company") completed the sale of 8% Secured Convertible Debentures (the "Debentures") in an aggregate principal amount of approximately $1.5 million (the "Purchase Price") to certain institutional and accredited investors (the "Investors"), pursuant to a Securities Purchase Agreement (the "Purchase Agreement"). The Company received net proceeds of approximately $1.36 million.

Pursuant to the Purchase Agreement, the Company also issued to the Investors five year warrants to purchase 2,142,857 shares of the Company’s common stock at an exercise price of $1.02 per share (the "Warrants"). The Debentures mature twenty-eight (28) months from the date of issuance (the "Maturity Date") and are convertible at any time into shares of the Company’s common stock at a fixed conversion price of $.70. The conversion price of the Debentures and exercise price of the Warrants is subject to adjustment for certain events, including dividends, distributions or split of the Company’s Common Stock, subsequent equity sales or rights offerings by the Company, or in the event of the Company’s consolidation, merger or reorganization. The Debentures bear interest at the rate of 8% per annum, which interest is payable quarterly in cash or, at the Company’s option following the effective date of the registration statement, in shares of common stock equal to the interest amount divided by the lower of $0.70 or 85% of the Company’s 20 day volume weighted average stock price.

The Company’s obligations under the Purchase Agreement and the Debentures are secured by a lien on substantially all of the assets of the Company, pursuant to a Security Agreement.

In connection with the Purchase Agreement, the Company also entered into registration rights agreements (the "Registration Rights Agreements") providing for the filing of a registration statement (the "Registration Statement") with the Securities and Exchange Commission registering the Common Stock issuable upon conversion of the Debentures and exercise of the Warrants. The Company is obligated to file the Registration Statement no later than 45 days from the date of closing and to use its best efforts to cause the Registration Statement to be declared effective no later than 90 days after the date of closing (or 120 days in the event of a "full review" by the Securities and Exchange Commission). In the event that its obligations under the Registration Rights Agreements are not met, the Company is required to pay to the Investors, as liquidated damages, an amount equal to 1.0% of the Purchase Price for the first month, increasing to 1.5% for each month thereafter, subject to a maximum of 12%.

In connection with the private placement, the Company paid legal and due diligence expenses of the Investors in an amount of approximately $28,750. In addition, Carter Securities LLC, an NASD registered broker-dealer, received placement agent fees of approximately $127,500 and four year warrants to purchase 214,286 shares of the Company’s common stock at an exercise price of $0.70 per share.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully consider the following risks and all other information set forth in th    is prospectus before deciding to invest in shares of our common stock. If any of the events or developments described below occurs, our business, financial condition and results of operations may suffer. In that case, the value of our common stock may decline and you could lose all or part of your investment.

Risks Related to Our Business

We continue to sustain losses and our revenues are minimal.

Even though we completed the development stage of our operations in April 2006 when we commenced consistently generating revenues from our operations, we are still subject to all of the risks inherent in both the creation of a new business and the development of new products. Our cash flows may be insufficient to meet expenses relating to our operations and the development of our business, and may be insufficient to allow us to develop new products. We currently conduct research and development using our proprietary platform technologies to develop oral controlled released and other delivery products. We do not know if we will always be successful in the development of such products.

We have an accumulated deficit of approximately $1,011,919 since our inception in 2003. To date, these losses have been financed principally through sales of equity securities, long-term debt and debt from related parties. Our revenues for the three and six months ended June 30, 2007 and June 30, 2006 were $335,923, $423,378, $93,168 and $188,686, respectively. Our revenues for the years ended December 31, 2006, December 31, 2005 and December 31, 2004 were $265,901, $19,990 and $257,374 respectively. Our revenues consisted primarily of development fee revenues from three clients and have not been sufficient to sustain our operations. In order to achieve profitability our revenue streams will have to increase and even though we expect increased revenues from development fees in 2007, there is no assurance that revenues can increase to such a level. Additional capital and/or borrowings will be necessary in order for us to continue in existence until we are able to attain and sustain profitable operations.

We are subject to currency fluctuations, which may affect our results.

The majority of our expenses and our debt are in Canadian dollars, while our revenues are primarily in U.S. dollars. The fluctuation of the Canadian dollar and the U.S. dollar could materially impact our operating results and financial position.

We may need additional capital to fulfill our business strategies. We may also incur unforeseen costs. Failure to obtain such capital would adversely affect our business.

We will need to expend significant capital in order to continue with our research and development by hiring additional research staff and acquiring additional equipment. If our cash flows from operations are insufficient to fund our expected capital needs, or our needs are greater than anticipated, we will be required to raise additional funds in the future through private or public sales of equity securities or the incurrence of additional indebtedness. Additional funding may not be available on favorable terms, or at all. If we borrow additional funds, we likely will be obligated to make periodic interest or other debt service payments and may be subject to additional restrictive covenants. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our growth strategy by reducing or delaying capital expenditures, selling assets or downsizing or restructuring our operations. If we raise additional funds through public or private sales of equity securities, the sales may be at prices below the market price of our stock, and our shareholders may suffer significant dilution.

The loss of the services of key personnel would adversely affect our business.

Our future success depends to a significant degree on the skills, experience and efforts of our executive officers and senior management staff. The loss of the services of existing personnel, particularly Horst Zerbe, our Chairman of the Board and Chief Executive Officer, would be detrimental to our research and development programs and to our overall business.

We are dependent on collaborators to conduct clinical trials of, obtain regulatory approvals for, and manufacture, market, and sell our controlled release products.

We depend heavily on our pharmaceutical partners to pay for part or all of the research and development expenses associated with developing a new product and to obtain approval from regulatory bodies such as the FDA to commercialize these products. We also depend on our partners to successfully distribute these products after receiving regulatory approval. We derive our revenues from research and development fees, milestone fees and royalty fees all of which are paid to us by our partners. Our inability to successfully find pharmaceutical partners who are willing to pay us these fees in order to develop new products would negatively impact our business and our cash flows.

We have limited experience in manufacturing, marketing and selling pharmaceutical products. Accordingly, if we cannot maintain our existing collaborations or establish new collaborations with respect to our other products in development, we will have to establish our own capabilities or discontinue the commercialization of the affected product. Developing our own capabilities would be expensive and time consuming and could delay the commercialization of the affected product. There can be no assurance that we would be successful in developing these capabilities.

Our existing collaborations are subject to termination on short notice under certain circumstances including, for example, if the collaborator determines that the product in development is not likely to be successfully developed or not likely to receive regulatory approval, if we breach the agreement or upon a bankruptcy event. If any of our collaborations are terminated, we may be required to devote additional resources to the product, seek a new collaborator on short notice or abandon the product. The terms of any additional collaborations or other arrangements that we establish may not be favorable to us.

We are also at risk that these collaborations or other arrangements may not be successful. Factors that may affect the success of our collaborations include the following:

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Our collaborators may be pursuing alternative technologies or developing alternative products, either on their own or in collaboration with others, that may be competitive with the product as to which they are collaborating with us, which could affect our collaborator’s commitment to the collaboration with us.

•	Our collaborators may reduce marketing or sales efforts, or discontinue marketing or sales of our products. This would reduce our revenues received on the products.

•

Our collaborators may terminate their collaborations with us. This could make it difficult for us to attract new collaborators or adversely affect perception of us in the business and financial communities.

•

Our collaborators may pursue higher priority programs or change the focus of their development programs, which could affect the collaborator’s commitment to us. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities from time to time, including following mergers and consolidations, which have been common in recent years in these industries.

We face competition in our industry, and many of our competitors have substantially greater experience and resources than we do.

We compete with other companies within the drug delivery industry, many of which have more capital, more extensive research and development capabilities and greater human resources than we do. Some of these drug delivery competitors include Biovail, Penwest, Andrx, and Labopharm. Our competitors may develop new or enhanced products or processes that may be more effective, less expensive, safer or more readily available than any products or processes that we develop, or they may develop proprietary positions that prevent us from being able to successfully commercialize new products or processes that we develop. As a result, our products or processes may not compete successfully, and research and development by others may render our products or processes obsolete or uneconomical. We expect competition to increase as technological advances are made and commercial applications broaden.

We are dependent upon sales outside the United States, which are subject to a number of risks.

Our future results of operation could be harmed by risks inherent in doing business in international markets, including:

•	Unforeseen changes in regulatory requirements;

•	Weaker intellectual property rights protection in some countries;

•	New export license requirements, changes in tariffs or trade restrictions; and

•	Political and economic instability in our target markets.

We rely upon a third-party manufacturer, which puts us at risk for supplier business interruptions.

We have entered into an agreement with a third party manufacturer which will manufacture certain of our products once we complete development and after we receive regulatory approval. If our third-party manufacturer fails to perform, our ability to market products and to generate revenue would be adversely affected. Our failure to deliver products in a timely manner could lead to the dissatisfaction of our distribution partners and damage our reputation, cause our distribution partners to cancel existing agreements with us and to stop doing business with us.

The third-party manufacturer that we depend on to manufacture our products is required to adhere to FDA regulations regarding current Good Manufacturing Practices (cGMP), which include testing, control and documentation requirements. Ongoing compliance with cGMP and other regulatory requirements is monitored by periodic inspection by the FDA and comparable agencies in other countries. Failure by our third-party manufacturer to comply with cGMP and other regulatory requirements could result in actions against them by regulatory agencies and jeopardize our ability to obtain products on a timely basis.

We are subject to extensive government regulation including the requirement of approval before our products may be marketed. Even if we obtain marketing approval, our products will be subject to ongoing regulatory review.

We, our collaborators, our products, and our product candidates are subject to extensive regulation by governmental authorities in the United States and other countries. Failure to comply with applicable requirements could result in warning letters; fines and other civil penalties; delays in approving or refusal to approve a product candidate; product recall or seizure; withdrawal of product approvals; interruption of manufacturing or clinical trials; operating restrictions; injunctions; and criminal prosecution.

Our products cannot be marketed in the United States without FDA approval. Obtaining FDA approval requires substantial time, effort, and financial resources, and there can be no assurance that any approval will be granted on a timely basis, if at all. We rely on our partners for the preparation of applications and for obtaining regulatory approvals. If the FDA does not approve our product candidates in a timely fashion, or does not approve them at all, our business and financial condition may be adversely affected. Further, the terms of approval of any marketing application, including the labeling content, may be more restrictive than we desire and could affect the marketability of our or our collaborator’s products. Subsequent discovery of problems with an approved product may result in restrictions on the product or its withdrawal from the market. In addition, both before and after regulatory approval, we, our collaborators, our products, and our product candidates are subject to numerous FDA requirements covering testing, manufacturing, quality control, (cGMP), adverse event reporting, labeling, advertising, promotion, distribution, and export. Our collaborators and we are subject to surveillance and periodic inspections to ascertain compliance with these regulations. Further, the relevant law and regulations may change in ways that could affect us, our collaborators, our products, and our product candidates. Failure to comply with regulatory requirements could have a material adverse impact on our business.

Regulations regarding the manufacture and sale of our future products are subject to change. We cannot predict what impact, if any, such changes may have on our business, financial condition or results of operations. Failure to comply with applicable regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Additionally, the time required for obtaining regulatory approval is uncertain. We may encounter delays or product rejections based upon changes in FDA policies, including cGMP, during periods of product development. We may encounter similar delays in countries outside of the United States. We may not be able to obtain these regulatory acceptances on a timely basis, or at all.

The failure to obtain timely regulatory acceptance of our products, any product marketing limitations, or any product withdrawal would have a material adverse effect on our business, financial condition and results of operations. In addition, before it grants approvals, the FDA or any foreign regulatory authority may impose numerous other requirements with which we must comply. Regulatory acceptance, if granted, may include significant limitations on the indicated uses for which the product may be marketed. FDA enforcement policy strictly prohibits the marketing of accepted products for unapproved uses. Product acceptance could be withdrawn, or civil or criminal sanctions could be imposed, for our failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing.

The third party manufacturer that we depend on to manufacture our products are required to adhere to FDA regulations regarding cGMP and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with cGMP and other regulatory requirements is monitored by periodic inspection by the FDA and comparable agencies in other countries.

We may not be able to expand or enhance our existing product lines with new products limiting our ability to grow.

If we are not successful in the development and introduction of new products, our ability to grow will be impeded. We may not be able to identify products to enhance or expand our product lines. Even if we can identify potential products, our investment in research and development might be significant before we could bring the products to market. Moreover, even if we identify a potential product and expend significant dollars on development, we may never be able to successfully bring the product to market or achieve market acceptance for such product. As a result, we may never recover our expenses.

The market may not be receptive to products incorporating our drug delivery technologies.

The commercial success of any of our products that are approved for marketing by the FDA and other regulatory authorities will depend upon their acceptance by the medical community and third party payors as clinically useful, cost-effective and safe. No product based on our technologies is marketed in the United States, so there can be no assurance as to market acceptance.

     Factors that we believe could materially affect market acceptance of these products include:

•	the timing of the receipt of marketing approvals and the countries in which such approvals are obtained;

•	the safety and efficacy of the product as compared to competitive products;

•	the relative convenience and ease of administration as compared to competitive products;

•	the strength of marketing distribution support; and

•	the cost-effectiveness of the product and the ability to receive third party reimbursement.

We are subject to environmental regulations, and any failure to comply may result in substantial fines and sanctions.

Our operations are subject to Canadian and international environmental laws and regulations governing, among other things, emissions to air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of raw materials, waste and other materials. Many of these laws and regulations provide for substantial fines and criminal sanctions for violations. We believe that we are and have been operating our business and facility in a manner that complies in all material respects with environmental, health and safety laws and regulations; however, we may incur material costs or liabilities if we fail to operate in full compliance. We do not maintain environmental damage insurance coverage with respect to the products which we manufacture.

We may have to make significant expenditures in the future to comply with evolving environmental, health and safety requirements, including new requirements that may be adopted or imposed in the future. To meet changing licensing and regulatory standards, we may have to make significant additional site or operational modifications that could involve substantial expenditures or reduction or suspension of some of our operations. We cannot be certain that we have identified all environmental and health and safety matters affecting our activities and in the future our environmental, health and safety problems, and the costs to remediate them, may be materially greater than we expect.

Our limited cash resources restrict our ability to pay cash dividends.

Since our inception, we have not paid any cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we do not pay any dividends on our common stock, our stockholders will be able to profit from an investment only if the price of the stock appreciates before the stockholder sells it.

We will need to make substantial financial and man-power investments in order to assess our internal controls over financial reporting and our internal controls over financial reporting may be found to be deficient.

Section 404 of the Sarbanes-Oxley Act of 2002 requires management to assess its internal controls over financial reporting and requires auditors to attest to that assessment. Current regulations of the Securities and Exchange Commission, or SEC, will require us to include this assessment in our Annual Report on Form 10-KSB commencing with the annual report for the fiscal year ended December 31, 2007 and to include the auditor’s attestation in our Annual Report for the fiscal year ended December 31, 2008.

We will incur significant increased costs in implementing and responding to the new requirements. In particular, the rules governing the standards that must be met for management to assess its internal controls over financial reporting under Section 404 are complex, and require significant documentation, testing and possible remediation. Our process of reviewing, documenting and testing our internal controls over financial reporting may cause a significant strain on our management, information systems and resources. We may have to invest in additional accounting and software systems. We may be required to hire additional personnel and to use outside legal, accounting and advisory services. In addition, we will incur additional fees from our auditors as they perform the additional services necessary for them to provide their attestation. If we are unable to favorably assess the effectiveness of our internal control over financial reporting when we are required to, or if our independent auditors are unable to provide an unqualified attestation report on such assessment, we may be required to change our internal control over financial reporting to remediate deficiencies. In addition, investors may lose confidence in the reliability of our financial statements causing our stock price to decline.

Risks Related to Our Intellectual Property

If we are not able to adequately protect our intellectual property, we may not be able to compete effectively.

Our success depends, to a significant degree, upon the protection of our proprietary technologies. While we currently own 3 U.S. patents and have applied for 4 US patents and one PCT application (International Patent Application), we will need to pursue additional protections for our intellectual property as we develop new products and enhance existing products. We may not be able to obtain appropriate protection for our intellectual property in a timely manner, or at all. Our inability to obtain appropriate protections for our intellectual property may allow competitors to enter our markets and produce or sell the same or similar products.

If we are forced to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. In addition, our proprietary rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings.

We also rely on trade secrets and contract law to protect some of our proprietary technology. We have entered into confidentiality and invention agreements with our employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect our right to our un-patented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

In 1995, the U.S. Patent and Trademark Office adopted changes to the U.S. patent law that made the term of issued patents 20 years from the date of filing rather than 17 years from the date of issuance, subject to specified transition periods. Beginning in June 1995, the patent term became 20 years from the earliest effective filing date of the underlying patent application. These changes may reduce the effective term of protection for patents that are pending for more than three years. While we cannot predict the effect that these changes will have on our business, they could have a material adverse effect on our ability to protect our proprietary information. Furthermore, the possibility of extensive delays in the patent issuance process could effectively reduce the term during which a marketed product is protected by patents.

We may need to obtain licenses to patents or other proprietary rights from third parties. We may not be able to obtain the licenses required under any patents or proprietary rights, or they may not be available on acceptable terms. If we do not obtain required licenses, we may encounter delays in product development or find that the development, manufacture or sale of products requiring licenses could be foreclosed. We may, from time to time, support and collaborate in research conducted by universities and governmental research organizations. We may not be able to acquire exclusive rights to the inventions or technical information derived from these collaborations, and disputes may arise over rights in derivative or related research programs conducted by us or our collaborators.

If we infringe on the rights of third parties, we may not be able to sell our products, and we may have to defend against litigation and pay damages.

If a competitor were to assert that our products infringe on its patent or other intellectual property rights, we could incur substantial litigation costs and be forced to pay substantial damages. Third-party infringement claims, regardless of their outcome, would not only consume significant financial resources, but would also divert our management’s time and attention. Such claims could also cause our customers or potential customers to purchase competitors’ products or defer or limit their purchase or use of our affected products until resolution of the claim. If any of our products are found to violate third-party intellectual property rights, we may have to re-engineer one or more of our products, or we may have to obtain licenses from third parties to continue offering our products without substantial re-engineering. Our efforts to re-engineer or obtain licenses could require significant expenditures and may not be successful.

Our controlled release products that are generic versions of branded controlled release products that are covered by one or more patents may be subject to litigation, which could delay FDA approval and commercial launch of our products

We expect to file or have our collaborators file ANDAs or NDAs for our controlled release products under development that are covered by one or more patents of the branded product. It is likely that the owners of the patents covering the brand name product or the sponsors of the NDA with respect to the branded product will sue or undertake regulatory initiatives to preserve marketing exclusivity. Any significant delay in obtaining FDA approval to market our products as a result of litigation, as well as the expense of such litigation, whether or not we or our collaborators are successful, could have a materially adverse effect on our business, financial condition and results of operations.

Risks Related to Our Securities

The price of our common stock could be subject to significant fluctuations.

 Our common stock started trading on the OTC Bulletin Board on January 16, 2007.

 Any of the following factors could affect the market price of our common stock:

  Our failure to achieve and maintain profitability;

  Changes in earnings estimates and recommendations by financial analysts;

  Actual or anticipated variations in our quarterly results of operations;

  Changes in market valuations of similar companies;

  Announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments;

  The loss of major customers or product or component suppliers;

  The loss of significant partnering relationships; and

  General market, political and economic conditions.

 In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business. We expect such factors to impact our market price for the foreseeable future.

We have a significant number of options and warrants outstanding that could be exercised in the future. Subsequent re-sales of these and other shares could cause the Company’s stock price to decline. This could also make it more difficult to raise funds at acceptable levels, via future securities offerings.

We have a concentration of stock ownership and control, and a small number of stockholders have the ability to exert significant control in matters requiring stockholder vote and may have interests that conflict with ours.

Our common stock ownership is highly concentrated. See "Security Ownership of Certain Beneficial Owners and Management." As a result, a relatively small number of stockholders, acting together, have the ability to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock. In deciding how to vote on such matters, those stockholders’ interests may conflict with yours.

Lack of Independent Directors

We cannot guarantee that our Board of Directors will have a majority of independent directors. In the absence of a majority of independent directors, our executive officers, who are also principal stockholders and directors, could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between the Company and its stockholders generally and the controlling officers, stockholders or directors.

Our common stock is quoted on the OTC Bulletin Board.

As a result, the holders of our common stock may find it more difficult to obtain accurate quotations concerning the market value of the stock. Stockholders also may experience greater difficulties in attempting to sell the stock than if it was listed on a stock exchange or quoted on Nasdaq. Because our common stock is not traded on a stock exchange or on Nasdaq, and the market price of the common stock is less than $5.00 per share, the common stock is classified as a "penny stock." Rule 15g-9 of the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to our common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares. These requirements may be considered cumbersome by broker-dealers and could impact the willingness of a particular broker-dealer to make a market in our shares, or they could affect the value at which our shares trade. Classification of the shares as penny stocks increases the risk of an investment in our shares.

We became public by means of a reverse merger, and as a result we are subject to the risks associated with the prior activities of the public company. In addition, we may not be able to attract the attention of major brokerage firms or institutional buyers.

Additional risks may exist because we became public through a "reverse merger" with a shell corporation. Although the shell did not have recent or past operations or assets and we performed a due diligence review of the public company, there can be no assurance that we will not be exposed to undisclosed liabilities resulting from the prior operations of our company.

  Security analysts of major brokerage firms and securities institutions may not cover us since there are no broker-dealers who sold our stock in a public offering who would have an incentive to follow or recommend the purchase of our common stock. No assurance can be given that established brokerage firms will want to conduct any financings for us in the future.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical fact, contained in this prospectus constitute forward-looking statements. In some cases you can identify forward-looking statements by terms such as "may," "intend," "might," "will," "should," "could," "would," "expect," "believe," "estimate," "anticipate," "predict," "project," "potential," or the negative of these terms and similar expressions intended to identify forward-looking statements.

Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties. We have identified in this prospectus some of the factors that may cause actual results to differ materially from those expressed or assumed in any of our forward-looking statements. There may be other factors not so identified. You should not place undue reliance on our forward-looking statements. As you read this prospectus, you should understand that these statements are not guarantees of performance or results. Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, those described under the heading "Risk Factors" beginning on page 5, as well as the following:

•     Our limited operating history and business development associated with being a development stage company;

•     Our history of operating losses, which we expect to continue;

•     Our ability to generate enough positive cash flow to pay our creditors;

•     Our dependence on key personnel;

•     Our need to attract and retain technical and managerial personnel;

•     Our ability to execute our business strategy;

•     Intense competition with established leaders in the drug delivery industry;

•     Our ability to protect our intellectual property and proprietary technologies;

•     Costs associated with potential intellectual infringement claims asserted by a third party;

•     Our exposure to product liability claims resulting from the use of our products;

•     General economic and capital market conditions, including political and economic uncertainty in various areas of the world where we do business;

•     Our exposure to unanticipated and uncontrollable business interruptions;

•     Pricing and product actions taken by our competitors;

•     Financial conditions of our customers;

•     Customers' perception of our financial condition relative to that of our competitors;

•     Changes in United States or foreign tax laws or regulations;

•     Reliance upon suppliers and risks of production disruptions and supply and capacity constraints;

•     Our dependence on our pharmaceutical partners;

•     Costs of raw materials and energy;

•     Unforeseen liabilities arising from litigation;

•     Our ability to successfully complete the integration of any future acquisitions;

•     Our exposure to undisclosed liabilities of the public shell corporation;

•     Our ability to project the market for our products based upon estimates and assumptions; and

•     Our ability to obtain approvals needed to market our products.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board under the symbol "IGXT" since January 2007. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Period Ended	High ($)	Low ($)

September 30, 2007 (through August 15, 2007)	1.90	0.90
June 30, 2007	1.31	0.60
March 31,2007	1.20	0.68

Holders

                As of June 4, 2007, we had approximately 123 active holders of our common stock. The number of active record holders was determined from the records of our transfer agent and also includes beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is StockTrans Inc., 44 W. Lancaster Avenue, Ardmore, Pennsylvania 19003.

Dividend Policy

We have never declared any cash dividends and do not anticipate paying such dividends in the near future. We anticipate all earnings for the foreseeable future will be, retained for future investments in business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and subject to the approval of 66.6% of the Exchangeable Shares issued pursuant to our acquisition of Intelgenx Corp. (See "Description of Business – The IntelGenx Acquisition"). In addition, any determination to pay cash dividends will be dependent upon our results of operations, financial conditions, contractual restrictions, and other factors deemed relevant by our Board of Directors.

2006 STOCK OPTION PLAN

A majority of our shareholders approved the 2006 Option Plan at the Annual General Meeting held on August 10, 2006. Under the 2006 Stock Option Plan up to 1,600,749 shares of common stock may be issued upon the exercise of options granted to directors, management, employees and consultants. As of August 15, 2007 1,376,500 options have been granted under the 2006 Option Plan. No options granted under the 2006 Stock Option Plan have been exercised.

Equity Compensation Plan Information

	Number of Securities	Weighted-	Number of securities
	to be issued upon	Average	remaining available
	exercise of	Exercise Price of	for future issuance
	outstanding options,	outstanding	under equity
	warrants, and rights	options,	compensation plans
		warrants, and	(excluding securities
		rights	reflected in the first
two columns)

Equity Compensation Plans Approved by Security Holders	1,376,500	$0.55	224,249
Equity Compensation Plans Not Approved by Security Holders	None	None	None
Total	1,376,500	$0.55	224,249

On September 26, 2006 we granted options to purchase 225,000 shares of common stock to three non-employee directors. These options have an exercise price of $0.41, vested immediately and expire on September 26, 2016.

On October 1, 2006 we granted options to purchase up to 69,000 shares of common stock to a consultant. These options have an exercise price of $0.41, vest immediately and expire on October 1, 2016.

On November 9, 2006 we granted options to purchase up to 450,000 shares of common stock to the CFO and an management employee. These options have an exercise price of $0.41, vest immediately and expire on November 9, 2016.

On November 13, 2006 we granted options to purchase up to 250,000 shares of common stock to a consultant. These options have an exercise price of $0.41, vest over two years, 25% every six months and expire on November 13, 2016.

On November 16, 2006 we granted options to purchase up to 100,000 shares of common stock to employees and 25,000 options to a consultant. These options have an exercise price of $0.41, vest over 2 years, 25% every six months and expire on November 16, 2016.

On August 9, 2007 we granted options to purchase up to 107,500 shares of common stock to four non-employee directors. These options have an exercise price of $1.15, vesting immediately and expire on August 9, 2017. We also granted options to purchase to purchase up to 75,000 shares of common stock to the CFO and 75,000 to a consultant. These options have an exercise price of $1.15, vest over 2 years, 25% every six months and expire on August 9, 2017.

As of August 15, 2007 there are 224,249 options remaining to be granted under the 2006 Option Plan.

None of the options have been exercised as of August 15, 2007.

SALES OF UNREGISTERED SECURITIES

The following issuance of shares were exempt from registration under section 4 (2) of the Securities Act, Regulation D-Rule 506 and/or Regulation S promulgated there under :

On April 28, 2006 our Canadian subsidiary, IntelGenx, completed a private placement to certain accredited investors and issued 3,191,489 of its common shares for cash consideration of $1,341,750. Those shares where than exchanged into 3,191,489 shares of our common stock as part of the IntelGenx Acquisition (see Item 1 – Description of Business – The IntelGenx Acquisition). After deduction of costs related to the IntelGenx Acquisition , the net proceeds from this private placement were $792,421.

On April 28, 2006 our special purpose Canadian subsidiary completed the acquisition of 10,991,000 common shares of IntelGenx, pursuant to the Share Exchange Agreement and other agreements. Under the Share Exchange Agreement, Exchangeco acquired all of the issued and outstanding common shares of IntelGenx in exchange for 10,991,000 Class A Special Shares of Exchangeco, where each Class A Special Share of Exchangeco is exchangeable into one share of our common stock.

We also acquired 100,000 common share purchase warrants of IntelGenx pursuant to a securities purchase agreement which we entered into with Patrick J. Caruso, in exchange for warrants exercisable for 100,000 shares of our common stock. Additionally, we entered into a business consultancy agreement with Mr. Caruso pursuant to which we issued to Mr. Caruso 325,000 shares of common stock as a non-refundable retainer, and in full payment of investor relations services to be rendered by Mr. Caruso under the agreement.

We also issued warrants to purchase 90,691 shares of common stock at $0.41 per share for services rendered in connection with the IntelGenx Acquisition in April 2006. The issuance of the warrants were not registered under the Securities Act.

On May 22, 2007, we completed the sale of 8% Secured Convertible Debentures (the "Debentures") in an aggregate principal amount of approximately $1.5 million (the "Purchase Price") to certain institutional and accredited investors (the "Investors"), pursuant to a Securities Purchase Agreement (the "Purchase Agreement"). The Company received net proceeds of approximately $1.36 million.

SELLING STOCKHOLDERS

The following table provides information regarding the beneficial ownership of the outstanding shares of our common stock by the selling stockholders. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, we have included all shares of common stock owned or beneficially owned by that selling stockholder, and the number of shares of common stock issuable upon exercise of all warrants owned or beneficially owned by such selling stockholder and the number of shares issuable upon conversion of convertible debentures. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Each selling stockholders' percentage of ownership in the following table is based on 16,007,489 shares of our common stock outstanding as of August 15, 2007.

		Total
	Total Shares of	Percentage					Percentage
	Common Stock	of Common	Shares of			Beneficial	of Common
	Issuable Upon	Stock,	Common Stock	Beneficial	Percentage of	Ownership	Stock Owned
	Conversion of	Assuming	Included in	Ownership	Common Stock	After the	After
	Debentures	Full	Prospectus	Before the	Owned Before	Offering	Offering
Name		Conversion	(1)	Offering (2)	Offering (2)	(3)	(3)

Alpha Capital Anstalt (4)	714,286	4.1%	545,568	798,773 (5)	4.99%	--	--
Chestnut Ridge Partners, L.P. (6)	357,143	2.14%	272,784	714,286 (7)	4.5%	--	--
RL Capital Partners (8)	285,714	1.73%	218,227	571,428 (9)	3.5%	--	--
2098205 Ontario Inc. (10)	142,857	*	109,113	608,677 (11)	3.8%	--	--
Endeavor Asset Management L.P. (12)	142,857	*	109,113	285,714 (13)	1.8%	--	--
2100538 Ontario Inc. (14)	142,857	*	109,113	551,672 (15)	3.4%	--	--
Frederick B. Polak "S" (16)	107,143	*	81,835	214,286 (17)	1.3%	--	--
Anthony G. Polak (18)	71,429	*	54,557	142,858 (19)	*	--	--
Domeco Venture Capital Fund (20)	71,429	*	54,557	142,858 (21)	*	--	--
IRA FBO Ronald Lazar (22)	35,714	*	27,278	71,428 (23)	*	--	--
Catherina Polak #2 Trust (24)	35,714	*	27,278	71,428 (25)	*	--	--
Taylor Hutchison (26)	35,714	*	27,278	71,428 (27)	*	--	--

TOTALS	2,142,857	10.4%	1,636,702

* Less than 1%.

(1) Represents an aggregate of (i) 1,636,702 shares of common stock underlying convertible debentures in an aggregate outstanding principal amount of $1,145,691 with a fixed conversion price of $0.70.

(2) The percentages set forth in this column are based on 16,007,489 shares of common stock outstanding as of August 16, 2007. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. However, the selling stockholder has contractually agreed to restrict their ability to convert their convertible debenture or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, these columns represents the aggregate maximum number and percentage of shares that the selling stockholder can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

(3) Assumes that all securities registered will be sold.

(4) Includes shares underlying debentures. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Konrad Ackerman may be deemed a control person of the shares owned by the selling stockholder.

(5) Beneficial ownership before the offering includes 714,286 shares underlying debentures and 84,487 shares underlying warrants which are currently convertible/exercisable. Does not include 629,799 shares underlying warrants which are not currently exercisable that would exceed 4.99% of the issued and outstanding shares of our common stock

(6) Includes shares underlying debentures. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Kenneth Pasternak may be deemed a control person of the shares owned by the selling stockholder.

(7) Beneficial ownership before the offering includes 357,143 shares underlying debentures and 357,143 shares underlying warrants which are currently convertible/exercisable.

(8) Includes shares underlying debentures. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Ronald Lazar may be deemed a control person of the shares owned by the selling stockholder. Ronald Lazar is a registered representative of the Maxim Group LLC, an NASD member broker-dealer. We do not have any arrangement with Maxim Group LLC for it to act as a broker-dealer for the sale of the shares included herein for the selling stockholders.  This selling stockholder may be deemed to be an underwriter with respect to its sales of shares to be offered by it in this prospectus. Each selling security holder has represented to us that it acquired the shares in the ordinary course of business and that, at the time of such acquisition, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares.

(9) Beneficial ownership before the offering includes 258,714 shares underlying debentures and 258,714 shares underlying warrants which are currently convertible/exercisable.

(10) Includes shares underlying debentures. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Yoel Altman may be deemed a control person of the shares owned by the selling stockholder.

(11) Beneficial ownership before the offering includes 142,857 shares underlying debentures and 142,857 shares underlying warrants which are currently convertible/exercisable.

(12) Includes shares underlying debentures. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Patrick Tully may be deemed a control person of the shares owned by the selling stockholder.

(13) Beneficial ownership before the offering includes 142,857 shares underlying debentures and 142,857 shares underlying warrants which are currently convertible/exercisable.

(14) Includes shares underlying debentures. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Vincenzo Mazza may be deemed a control person of the shares owned by the selling stockholder.

(15) Beneficial ownership before the offering includes 142,857 shares underlying debentures and 142,857 shares underlying warrants which are currently convertible/exercisable.

(16) Includes shares underlying debentures.

(17) Beneficial ownership before the offering includes 107,143 shares underlying debentures and 107,143 shares underlying warrants which are currently convertible/exercisable.

(18) Includes shares underlying debentures.  Anthony G. Polak is an employee of the Maxim Group LLC, an NASD member broker-dealer. We do not have any arrangement with Maxim Group LLC for it to act as a broker-dealer for the sale of the shares included herein for the selling stockholders.  This selling stockholder may be deemed to be an underwriter with respect to its sales of shares to be offered by it in this prospectus. Each selling security holder has represented to us that it acquired the shares in the ordinary course of business and that, at the time of such acquisition, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares.

(19) Beneficial ownership before the offering includes 71,429 shares underlying debentures and 71,429 shares underlying warrants which are currently convertible/exercisable.

(20) Includes shares underlying debentures.  In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Jack Polak may be deemed a control person of the shares owned by the selling stockholder.

(21) Beneficial ownership before the offering includes 71,429 shares underlying debentures and 71,429 shares underlying warrants which are currently convertible/exercisable.

(22) Includes shares underlying debentures. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Ronald Lazar may be deemed a control person of the shares owned by the selling stockholder. Ronald Lazar is a registered representative of the Maxim Group LLC, an NASD member broker-dealer. We do not have any arrangement with Maxim Group LLC for it to act as a broker-dealer for the sale of the shares included herein for the selling stockholders.  This selling stockholder may be deemed to be an underwriter with respect to its sales of shares to be offered by it in this prospectus. Each selling security holder has represented to us that it acquired the shares in the ordinary course of business and that, at the time of such acquisition, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares.

(23) Beneficial ownership before the offering includes 35,714 shares underlying debentures and 35,714 shares underlying warrants which are currently convertible/exercisable.

(24) Includes shares underlying debentures.  In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Jack Polak may be deemed a control person of the shares owned by the selling stockholder.

(25) Beneficial ownership before the offering includes 35,714 shares underlying debentures and 35,714 shares underlying warrants which are currently convertible/exercisable.

(26) Includes shares underlying debentures.

(27) Beneficial ownership before the offering includes 35,714 shares underlying debentures and 35,714 shares underlying warrants which are currently convertible/exercisable.

Terms of May 2007 Private Placement of Convertible Debentures and Warrants

On May 22, 2007, IntelGenx Technologies Corp. ("IntelGenx" or the "Company") completed the sale of 8% Secured Convertible Debentures (the "Debentures") in an aggregate principal amount of approximately $1.5 million (the "Purchase Price") to certain institutional and accredited investors (the "Investors"), pursuant to a Securities Purchase Agreement (the "Purchase Agreement"). The Company received net proceeds of approximately $1.36 million.

Pursuant to the Purchase Agreement, the Company also issued to the Investors five year warrants to purchase 2,142,857 shares of the Company’s common stock at an exercise price of $1.02 per share (the "Warrants"). The Debentures mature twenty-eight (28) months from the date of issuance (the "Maturity Date") and are convertible at any time into shares of the Company’s common stock at a fixed conversion price of $.70. The conversion price of the Debentures and exercise price of the Warrants is subject to adjustment for certain events, including dividends, distributions or split of the Company’s Common Stock, subsequent equity sales or rights offerings by the Company, or in the event of the Company’s consolidation, merger or reorganization. The Debentures bear interest at the rate of 8% per annum, which interest is payable quarterly in cash or, at the Company’s option following the effective date of the registration statement, in shares of common stock equal to the interest amount divided by the lower of $0.70 or 85% of the Company’s 20 day volume weighted average stock price.

The Company’s obligations under the Purchase Agreement and the Debentures are secured by a lien on substantially all of the assets of the Company, pursuant to a Security Agreement.

In connection with the Purchase Agreement, the Company also entered into registration rights agreements (the "Registration Rights Agreements") providing for the filing of a registration statement (the "Registration Statement") with the Securities and Exchange Commission registering the Common Stock issuable upon conversion of the Debentures and exercise of the Warrants. The Company is obligated to file the Registration Statement no later than 45 days from the date of closing and to use its best efforts to cause the Registration Statement to be declared effective no later than 90 days after the date of closing (or 120 days in the event of a "full review" by the Securities and Exchange Commission). In the event that its obligations under the Registration Rights Agreements are not met, the Company is required to pay to the Investors, as liquidated damages, an amount equal to 1.0% of the Purchase Price for the first month, increasing to 1.5% for each month thereafter, subject to a maximum of 12%.

In connection with the private placement, the Company paid legal and due diligence expenses of the Investors in an amount of approximately $28,750. In addition, Carter Securities LLC, an NASD registered broker-dealer, received placement agent fees of approximately $127,500 and four year warrants to purchase 214,286 shares of the Company’s common stock at an exercise price of $0.70 per share.

Sample Conversion Calculation

The debentures have a fixed conversion price of $0.70. For example, assuming conversion of $100,000 of the $1.5 million aggregate outstanding principal amount of the convertible debentures, the number of shares issuable upon conversion would be:

100,000 /$0.70. = 142,857

The fixed conversion price of the debentures is subject to adjustment by reason of any future equity sales or rights offerings by IntelGenx, or by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the $1.5 million aggregate outstanding principal amount of our convertible debentures, based on a conversion price 25%, 50% and 75% below the fixed conversion price of $0.70:

	Effective	Number	% of
% Below	Conversion	of Shares	Outstanding
Fixed Conversion Price	Price	Issuable	Stock

25%	$0.525	2,857,142	13.9%
50%	$0.35	4,285,714	20.9%
75%	$0.175	8,571,428	41.8%

Additional Disclosures

Total Dollar Value of Securities Underlying the Convertible Notes

The total dollar value of the securities underlying the convertible notes that we have registered for resale (using the number of underlying securities that we have registered for resale and the market price per share for those securities on the date of the sale of the convertible note) are as follows:

Securities Underlying the	Market Price at May 22, 2007	Dollar Value of Underlying
Convertible Notes	(1)	Securities
2,142,857	$0.70	1,500,000

(1) Fair market value based on the average of the high and low prices reported on the Over the Counter Bulletin Board on May 22, 2007.

Payments Made in Connection with the Convertible Note Offering

Comment 2.

The following schedule of interest payments is based on the initial principal amount of the notes and assumes: (i) that the the interest payments in cash and (ii) the selling shareholders will not convert any portion of the principal amount into shares

Investor	Payment Reference	Date	Amount
Alpha Capital Anstalt
	Interest Payment	1-Jul-07	$4,333.33
	Interest Payment	1-Oct-07	$10,000.00
	Interest Payment	1-Jan-08	$10,000.00
	Interest Payment	1-Apr-08	$10,000.00
Alpha Capital Anstalt Total:			$34,333.33
Chestnut Ridge Partners, L.P.
	Interest Payment	1-Jul-07	$2,166.67
	Interest Payment	1-Oct-07	$5,000.00
	Interest Payment	1-Jan-08	$5,000.00
	Interest Payment	1-Apr-08	$5,000.00
Chestnut Ridge Partners, L.P. Total:			$17,166.67
RL Capital Partners
	Interest Payment	1-Jul-07	$1,733.33
	Interest Payment	1-Oct-07	$4,000.00
	Interest Payment	1-Jan-08	$4,000.00
	Interest Payment	1-Apr-08	$4,000.00
RL Capital Partners Total:			$13,733.33
2098205 Ontario Inc.
	Interest Payment	1-Jul-07	$866.67
	Interest Payment	1-Oct-07	$2,000.00
	Interest Payment	1-Jan-08	$2,000.00
	Interest Payment	1-Apr-08	$2,000.00
2098205 Ontario Inc. Total:			$6,866.67
Endeavor Asset Management L.P.
	Interest Payment	1-Jul-07	$866.67
	Interest Payment	1-Oct-07	$2,000.00
	Interest Payment	1-Jan-08	$2,000.00
	Interest Payment	1-Apr-08	$2,000.00
Endeavor Asset Management L.P. Total:			$6,866.67
2100538 Ontario Inc.
	Interest Payment	1-Jul-07	$866.67
	Interest Payment	1-Oct-07	$2,000.00
	Interest Payment	1-Jan-08	$2,000.00
	Interest Payment	1-Apr-08	$2,000.00
2100538 Ontario Inc. Total:			$6,866.67
Frederick B. Polak "S"
	Interest Payment	1-Jul-07	$650.00
	Interest Payment	1-Oct-07	$1,500.00
	Interest Payment	1-Jan-08	$1,500.00
	Interest Payment	1-Apr-08	$1,500.00
Frederick B. Polak "S" Total:			$5,150.00
Anthony G. Polak
	Interest Payment	1-Jul-07	$433.33
	Interest Payment	1-Oct-07	$1,000.00
	Interest Payment	1-Jan-08	$1,000.00
	Interest Payment	1-Apr-08	$1,000.00
Anthony G. Polak Total:			$3,433.33
Domeco Venture Capital Fund
	Interest Payment	1-Jul-07	$433.33
	Interest Payment	1-Oct-07	$1,000.00
	Interest Payment	1-Jan-08	$1,000.00
	Interest Payment	1-Apr-08	$1,000.00
Domeco Venture Capital Fund Total:			$3,433.33
IRA FBO Ronald Lazar
	Interest Payment	1-Jul-07	$216.67
	Interest Payment	1-Oct-07	$500.00
	Interest Payment	1-Jan-08	$500.00
	Interest Payment	1-Apr-08	$500.00
IRA FBO Ronald Lazar Total:			$1,716.67
Catherina Polak #2 Trust
	Interest Payment	1-Jul-07	$216.67
	Interest Payment	1-Oct-07	$500.00
	Interest Payment	1-Jan-08	$500.00
	Interest Payment	1-Apr-08	$500.00
Catherina Polak #2 Trust Total:			$1,716.67
Taylor Hutchison
	Interest Payment	1-Jul-07	$216.67
	Interest Payment	1-Oct-07	$500.00
	Interest Payment	1-Jan-08	$500.00
	Interest Payment	1-Apr-08	$500.00
Taylor Hutchison Total:			$1,716.67

Placement agent and other fees	Payment Reference	Date	Amount
Carter Securities LLC	Placement Agent	22-May-07	$120,000.00
	Fee
Carter Securities LLC	Due diligence	12-Mar-07	$7,500.00
FeldmanWeinstein & Smith LLP	Legal Fees	20-Apr-	$25,000.00
		2007+4/20/2007
Valla LLC	Due diligence fee	26-Apr-	$3,750.00
		2007+5/22/2007
Signature Bank	Escrow Account	22-May-07	$3,500.00
	Fee
Total			$159,750.00

Total payments that have been or may be required to be made in connection with the transaction during the first year, following the sale of the convertible debentures, excluding principal repayments:
			$262,750.01 (1)

Total interest payments remaining after May 22, 2008:
Alpha Capital Anstalt	Interest Payment	Total- Paid quarterly	$59,000.00
Chestnut Ridge Partners, L.P.	Interest Payment	Total- Paid quarterly	$29,500.00
RL Capital Partners	Interest Payment	Total- Paid quarterly	$23,600.00
2098205 Ontario Inc.	Interest Payment	Total- Paid quarterly	$11,800.00
Endeavor Asset Management L.P.	Interest Payment	Total- Paid quarterly	$11,800.00
2100538 Ontario Inc.	Interest Payment	Total- Paid quarterly	$11,800.00
Frederick B. Polak "S"	Interest Payment	Total- Paid quarterly	$8,850.00
Anthony G. Polak	Interest Payment	Total- Paid quarterly	$5,900.00
Domeco Venture Capital Fund	Interest Payment	Total- Paid quarterly	$5,900.00
IRA FBO Ronald Lazar	Interest Payment	Total- Paid quarterly	$2,950.00
Catherina Polak #2 Trust	Interest Payment	Total- Paid quarterly	$2,950.00
Taylor Hutchison	Interest Payment	Total- Paid quarterly	$2,950.00

Total interest payment remaining after May 22, 2008:			$177,000.00

Total payments that have been or may be required to be made in connection with the			$439,750.01
transaction, excluding principal repayments:

Payments Made in Connection with the Convertible Note Offering

(1) Assumes that interest payments will be made in cash.

Pursuant to the Registration Rights Agreement, we may be required to pay liquidated damages to the selling shareholders upon the occurrence of certain events. To date, we have not incurred any such liquidated damages. The maximum possible aggregate amount of liquidated damages that we may be required to pay to the selling shareholders is 12% of the aggregate principal amount of the notes, or $180,000.

Potential Profits from Conversion of the Convertible Debentures

Potential Profits from other Securities

The following table shows the total possible profit to be realized as a result of any conversion discounts for securities underlying any other warrants, options, notes or other securities of our company that are held by the selling stockholders or any affiliates of the selling stockholders. Since the exercise price of the warrants exceeds the current market price, any profit is determined by the extent the future market price exceeds the exercise price.

Selling Stockholder	Date of Sale	Shares underlying Warrants or Options	Market Price of Common Stock on Date of Sale	Exercise Price of Warrants or Options	Combined Market Price of Shares underlying Warrants or Options	Combined Exercise Price of Shares underlying Warrants or Options	Total Possible Discount (Premium) to Market Price
Alpha Capital Anstalt		714,286	$0.70	$1.02	$500,000	$728,572	$(228,572)
Chestnut Ridge Partners, L.P.		357,143	$0.70	$1.02	$250,000	$364,286	$(114,286)
RL Capital Partners		285,714	$0.70	$1.02	$200,000	$291,428	$(91,428)
2098205 Ontario Inc.		142,857	$0.70	$1.02	$100,000	$145,714	$(45,714)
Endeavor Asset Management L.P.		142,857	$0.70	$1.02	$100,000	$145,714	$(45,714)
2100538 Ontario Inc.		142,857	$0.70	$1.02	$100,000	$145,714	$(45,714)
Frederick B. Polak "S"		107,143	$0.70	$1.02	$75,000	$109,286	$(34,286)
Anthony G. Polak		71,429	$0.70	$1.02	$50,000	$72,858	$(22,858)
Domeco Venture Capital Fund		71,429	$0.70	$1.02	$50,000	$72,858	$(22,858)
IRA FBO Ronald Lazar		35,714	$0.70	$1.02	$25,000	$36,428	$(11,428)
Catherina Polak #2 Trust		35,714	$0.70	$1.02	$25,000	$36,428	$(11,428)
Taylor Hutchison		35,714	$0.70	$1.02	$25,000	$36,428	$(11,428)

Total		2,142,857	$0.70	$1.02	$1,500,000	$2,185,714	$(685,714)

Comparison of Company Proceeds from May 2007 Convertible Note Transaction to Potential Investor Profit

Set forth below is a table that shows the gross proceeds paid or payable to us, all payments that have been made or may be required to be paid by us, the net proceeds to us and the combined total possible profit to the selling shareholders:

Gross Proceeds to Company from Convertible Note Offering	Transaction Fees and Interest Payments (1)	Net Proceeds	Combined total Possible Profit from Conversion of Convertible Notes

$1,500,000	$439,750	$1,060,250	$-0-

(1) Assumes interest will be paid in cash.

The following information presents the sum of all possible payments and the total possible discounts to the market price of the shares as well as the amount of that resulting percentage averaged over the term of the convertible debenture:

Total payments and discounts to market	$439,750
Proceeds to the Company	$1,060,250
Percentage of the total amount of all possible payments divided by the net proceeds to the issuer from the sale of the convertible notes	41.5%
Percentage of the above averaged over the term of the convertible notes	17.8%
The total possible discount (premium) to the market price of the shares underlying the convertible notes divided by the net proceeds to the issuer from the sale of the convertible notes	-0-%
Percentage of the above averaged over the term of the convertible notes	-0-%

Prior Securities Transactions Between the Company and the Selling Stockholders or Affiliates of the Selling Stockholders

The following table sets forth all prior securities transactions between us and the selling stockholders, any affiliates of such selling stockholders or any person with whom any selling stockholder has a contractual relationship regarding such securities transactions.

Selling Stockholder	Date of Transaction (1)	Number of Shares of Common Stock Outstanding prior to the Transaction (1)	Number of Shares of Common Stock Outstanding prior to the Transaction (excluding Selling Shareholders, Affiliates and Affiliates of Selling Shareholders)(2)	Number of Shares of Common Stock Issued or Issuable Pursuant to the Transaction (1)	Percentage of Total Issued and Outstanding Securities (excluding Selling Shareholders, Affiliates and Affiliates of Selling Shareholders) Issued or Issuable in the Transaction (2)	Market Price Per Share of Common Stock Prior to the Transaction (3)		Current Market Price (4)
2100538 Ontario Inc. (5)	April 28, 2006	1,500,000	611,400	265,958	43%	$	N/A	$1.70
2098205 Ontario Inc. (6)	April 28, 2006	1,500,000	611,400	287,963	47%	$	N/A	$1.70
TVCAP (7)	April 28, 2006	1,500,000	611,400	350,000	57%	$	N/A	$1.70

(1)     On April 28, 2006, the registrant acquired IntelGenx Corp. and subsequently changed its name from Big Flash Corp. to IntelGenx Technologies Corp. (the "IntelGenx ") Pursuant to the IntelGenx Acquisition, an aggregate of 14,507,489 shares of the registrant’s common stock were issued to the shareholders of IntelGenx Corp.

                Immediately prior to the IntelGenx Acquisition, IntelGenx Corp. completed an offering of 3,191,489 shares of common stock to 34 investors at a price of Cdn. $0.47 (US $0.41) per share. Pursuant to the IntelGenx Acquisition, each of the 34 investors received, on a 1:1 basis, an equivalent number of shares of the registrant’s common stock in exchange for their IntelGenx Corp. shares.

(2)     Represents the registrant’s shares outstanding prior to the Reverse Merger.

(3)     We were not a publicly-traded company at the time of this transaction.

(4)     Closing sale price of our common stock as reported on the Over the Counter Bulletin Board on August 15, 2007.

(5)     2100538 Ontario Inc. is a selling shareholder in this prospectus.

(6)     2098205 Ontario Inc. is a selling shareholder in this prospectus.

(7)     TVCAP is controlled by Yoel Altman, who is the control person for 2098205 Ontario Inc.

Comparison of Registered Shares to Outstanding Shares

The following table sets forth:

  the number of shares outstanding prior to the convertible debenture transaction that are held by persons other than the selling shareholders, affiliates of the company, and affiliates of the selling shareholders;

  the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders in prior registration statements;

  the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders that continue to be held by the selling shareholders or affiliates of the selling shareholders;

  the number of shares that have been sold in registered resale transactions by the selling shareholders or affiliates of the selling shareholders; and

  the number of shares registered for resale on behalf of the selling shareholders or affiliates of the selling shareholders in. the current transaction.

In this analysis, the calculation of the number of outstanding shares does not include any securities underlying any outstanding convertible securities, options, or warrants.

Selling Stockholder	Number of Shares of Common Stock Outstanding prior to the Transaction (excluding Selling Shareholders, Affiliates and Affiliates of Selling Shareholders)	Number of Shares of Common Stock Registered for Resale by Selling Stockholder in Prior Registration Statements	Number of Shares of Common Stock Registered for Resale by Selling Stockholder in Prior Registration Statements Still held by the Selling Stockholder	Number of Shares of Common Stock Sold in Registered Resale Transactions by the Selling Stockholder	Number of Shares of Common Stock Registered for Resale by Selling Stockholder in Current Transaction
2100538 Ontario Inc. (1)	4,963,107	265,958	265,958	0	109,113
2098205 Ontario Inc. (2)	4,963,107	287,963	272,963	15,000	109,113
TVCAP Co. Inc. (3)	4,963,107	350,000	350,000	0	0

                (1) 2100538 Ontario Inc. is a selling shareholder in this prospectus.

                (2) 2098205 Ontario Inc. is a selling shareholder in this prospectus.

                (3) TVCAP is controlled by Yoel Altman, who is the control person for 2098205 Ontario Inc.

Company's Financial Ability to Satisfy its Obligations to the Selling Shareholders

The Company has the intention, and a reasonable basis to believe that it will have the financial ability, to make payments on the overlying securities. The Company has duly accounted for such payments in its financial projections.

Existing Short Positions by Selling Shareholders

Based upon information provided by the selling shareholders, to the best of management's knowledge, the Company is not aware of any of the selling shareholders having an existing short position in the Company's common stock.

Relationships Between the Company and Selling Shareholders and Affiliates

The Company hereby confirms that a description of the relationships and arrangements between and among those parties already is presented in the prospectus and that all agreements between and/or among those parties are included as exhibits to the registration statement by incorporation by reference.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the " Selling Stockholders ") of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•

broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

a combination of any such methods of sale; or

•

any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the " Securities Act "), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF BUSINESS

Company Structure

The Company, formerly known as Big Flash Corp., was incorporated Delaware on July 27, 1999. We did not have any operations prior to the acquisition of IntelGenx. On April 28, 2006, the Company, directly and indirectly through its Canadian holding corporation, completed the acquisition of 100% of the issued and outstanding shares and warrants of IntelGenx. IntelGenx, incorporated on June 15, 2003, has continued its operations as our subsidiary. See "--The IntelGenx Acquisition").

Our principal office is located at 6425 Abrams, Ville St-Laurent, Quebec, H4S 1X9. Our website is at www.IntelGenx.com. Information on our website is not included or incorporated by reference into prospectus.

General Business Overview

We are a drug delivery company focusing on the development of oral controlled-release products both for the branded and generic pharmaceutical market as well as novel oral drug delivery systems. We have positioned ourselves as a provider of product development services to the pharmaceutical industry, focusing on the development of products that are based on our proprietary oral drug delivery technologies. Drug delivery systems are an important tool in the hand of the physician to optimize drug therapy. For the pharmaceutical industry, they represent an opportunity to extend the market exclusivity and thereby the product lifecycle for drugs that are about to lose patent protection. According to a report by CMR International, products incorporating drug delivery systems represented 13% of the US$337 billion global pharmaceutical market with sales of US drug delivery products totaling $35 billion in 2006. The oral drug delivery segment of the market continues to be the largest with sales totaling $21 billion in 2006. CR (Controlled Release) dosage forms make up an important part of the oral drug delivery market. These advanced delivery technologies provide the patient with the required amount of medication over a pre-determined, prolonged period of time, preferably over 24 hours. Because of the reduced fluctuation of the active drug in the blood, these advanced products are safer and more tolerable than conventional dosage forms and show better patient compliance. In order to utilize the full therapeutic potential of a drug, the pharmaceutical industry has been moving towards designing intelligent delivery systems in addition to the development of new drugs as a means of more cost-efficiently meeting the requirements of new therapeutic trends.

We currently have two unique, proprietary drug delivery platform technologies that we use to develop products: a Tri-Layer Tablet (1) technology which allows for the development of oral controlled release products, and a Quick Release Wafer (2) technology for the rapid delivery of pharmaceutically active substances to the oral cavity. Our Tri-layer platform technology is very versatile and is aimed at reducing manufacturing costs significantly as compared to competing delivery technologies. The Quick Release Wafer technology allows for the instant delivery of pharmaceuticals to the oral mucosa.

Our business strategy is to develop pharmaceutical products based on our proprietary drug delivery technologies and license the commercial rights to competent partner companies once the viability of the product has been demonstrated. In addition to entering into partnering arrangements that provide for full funding of the project, we anticipate that we may undertake full development of certain products without seeking a partner until the product reaches the marketing and distribution stage. We will assess the potential for successful development of a product and associated costs, and then determine at which stage it is most prudent to seek a partner, balancing such costs against the potential for additional returns earned by partnering later in the development process.

Technology Platforms

Our Tri-Layer platform technology (1) represents a new generation of controlled release layered tablets to modulate the release of active compounds. The technology is based on a tri-layer tablet with an active core layer and two erodible cover layers. The release of the active from the core matrix initially occurs in a first-order fashion. As the erodible layers start to disintegrate, the permeation of the active ingredient through the cover layers increases. The Tri-Layer tablet can thus produce quasi-linear (zero-order) kinetics for releasing a chemical compound over a desired period. The erosion rate of the cover layers can be customized according to the physico-chemical properties of the active drug. In addition, our multi-layer technology offers the opportunity to develop combination products in a regulatory-compliant format.

Our Quick Release Wafer (2) is made up of a thin (25-35 micron) polymeric film comprised of USP components that are safe and approved by the Food and Drug Administration (FDA) for use in food, pharmaceutical, and cosmetic products. Derived from the edible film technology used for breath strips and initially developed for the instant delivery of savory flavors to food substrates, the Instant Delivery Film has distinct advantages over existing fast dissolving oral tablets which, management believes, make it the application system of choice for indications requiring rapid onset of action like migraine, motion sickness and nausea.

Product Portfolio

We have assembled a product portfolio that includes a blend of generic products that management believes will generate short-term revenues and high-potential opportunities that are based on our proprietary delivery technology.

INT0001/2004. This is the most advanced generic product involving our trilayer technology. Equivalency with the reference product Toprol XL and its European equivalent Beloc-ZOK has been demonstrated in-vitro . The product has been tested in phase I studies.

INT0003/2005. We have entered a development agreement with Cary Pharmaceuticals for the development of a once-daily tablet product containing an antidepressant and a nicotine antagonist. The product is intended for smoking cessation.

INT0004/2006. The formulation development for an antidepressant has been completed and clinical (phase I) development has commenced.

INT0005/2005. We are developing a bilayer tablet containing a fixed-dose combination of a non-steroidal anti-inflammatory drug and a synthetic prostaglandin. Formulation development is completed and a pilot bio batch has been manufactured.

INT0006/2005. We have entered into a development agreement with Novavax Inc., a pharmaceutical company based in Malvern, PA for the development and manufacturing of a prenatal vitamin supplement product involving our proprietary manufacturing technology and expect to commence commercialization of the product in late 2007.

INT10/2006. We have entered into a development agreement with Cannasat Therapeutics Inc. for the development of a sublingual tablet product containing a cannabinoid-based active for the treatment of nausea in cancer patients undergoing chemotherapy.

INT0007/2006. A wafer product based on our proprietary edible film technology is in its early development stage. The product is intended for the treatment of erectile dysfunction (ED).

The key product opportunities are summarized in the following table:

Product	Indication	Status
INT0001/2004	CHF, Hypertension	Pivotal batches in preparation
INT0003/2005	Smoking cessation	Pilot biostudy ongoing
INT0004/2006	Antidepressant	Pilot biobatch completed
INT0010/2006	delta-9-THC	Early formulation development
INT0006/2005	Pre-natal vitamin supplement	Manufacturing scale-up
INT0005/2005	Osteoarthritis	Pilot batch completed.
INT0007/2006	ED	Pre-formulation activities

  Our Strategy

Our business strategy is to develop pharmaceutical products based on our proprietary oral controlled-release drug delivery technologies and license the commercial rights to competent partner companies once the viability of the product has been demonstrated in exchange for down payments, milestone fees and royalties. These potential partners would then fund the development of the products until completion and handle the regulatory approval process of the product with the FDA and/or other regulatory bodies. The partners would also be responsible for the marketing and distribution of the product(s). In order to increase revenue, we plan to take selected high-potential pharmaceutical product candidates through the entire development process ourselves and attempt to sign distribution agreements with potential partners at a later stage. This strategy is aimed at adding value to the projects at the development stage, thus creating higher down payments and larger royalty payments on sales.

Our main growth strategies include (1) lifecycle management opportunities of existing products, (2) generic drugs with high barriers to entry, (3) vitamin combination products, and (4) new drug delivery technologies.

Lifecycle Management Opportunities

To achieve our goal of creating attractive business opportunities, we have undertaken a strategy under which we will position our delivery technology as an opportunity for lifecycle management of products for which the patent protection of the active ingredient is about to expire. While the substance patent cannot be extended, patent protection can be obtained for a new and improved formulation, which has to be filed with the FDA under a 505(b)(2) application. The first formulation for a respective active ingredient which is filed with the FDA under a 505(b)(2) application, will have up to three years of market exclusivity after product launch. Based on past partnerships between third party drug delivery companies and pharmaceutical companies, management believes that pharmaceutical companies will partner with drug delivery companies which possess innovative technologies to develop these special dosage formulations.

We source our 505(b)(2) eligible projects in two ways: either we develop a potential product to proof of concept stage and then solicit potential pharmaceutical partners, or potential partners approach us directly or through the use of an intermediary with a particular product candidate for the company to work on. The pharmaceutical partners provide the funding required for the product development and in return get the exclusive distribution rights for the products. We receive from our partners, development milestone payments and royalties upon commercialization. We believe that these "505(b)(2) products" represent the most lucrative opportunity for us to date.

Generic Drugs with High Barriers to Entry

We will also pursue generic drugs that are not 505(b)(2) candidates but that have certain barriers to entry, e.g. where product development and manufacturing are more complex and therefore limit the number of potential entrants into the generic market. We will work on such projects if there is a strong chance to be first to market. An example of such a product is the company’s INT0005/2005, a fixed-dose combination medication requiring complex formulation and manufacturing technology. In this case, we believe that we have a chance of being first to file and therefore command a lead presence in this market.

Vitamin Combination Products

We plan to develop more products using the proprietary technology we developed for our prenatal vitamin and mineral supplement. The advantage of developing products for the vitamin and mineral supplement market is that this market is large and current products are homogeneous differentiating themselves mostly on price. With our unique technology that increases the active ingredients’ absorption rates, we believe that we can successfully differentiate ourselves from competing products in the market place. We believe that these types of products represent shorter term revenue opportunities for us since these products are not regulated as pharmaceutical products and do not require FDA approval, thereby significantly reducing the time to market of these products.

New Drug Delivery Technologies

Our prenatal vitamin supplement is an example of how we are using our technological know how to develop alternate technology platforms. As we continue to work with various partners on different products, we believe that we will have the opportunity to develop new proprietary technologies that may open up new market sectors for us in the future.

Competition

The pharmaceutical industry is highly competitive and is affected by new technologies, governmental regulations, healthcare legislation, availability of financing, litigation and other factors. Many of our competitors have longer operating histories and greater financial, technical, marketing, legal and other resources than us. In addition, many of our competitors have significantly greater experience than we have in conducting clinical trials of pharmaceutical products, obtaining FDA and other regulatory approvals of products, and marketing and selling approved products. We expect that we will be subject to competition from numerous other entities that currently operate or intend to operate in the pharmaceutical and specialty pharmaceutical industry.

The key factors affecting the success of our drug delivery products are likely to include, among other things:

•	the safety and efficacy of our products;

•	the relative speed with which we can develop products;
•	generic competition for any product that we will develop;

•	our ability to defend our existing intellectual property and to broaden our IP and technology base;

•	our ability to differentiate our products; and

•	external factors affecting pricing.

In order to establish ourselves as a viable industry partner and secure a stable growth, we have to continue to invest in Research and Development (R&D) in order to further strengthen our technology base, and be able to manufacture our products through our manufacturing partner at competitive costs.

Manufacturing Partnership

 We have established a strategic partnership with Keata Pharma Inc., a wholly owned subsidiary of PharmEng International Inc. based in Markham, Ontario. Under this partnership, Keata Pharma provides pharmaceutical manufacturing services to us and promotes our product development services to interested pharmaceutical companies. In addition, we are co-developing generic products with Keata for the European generic market. We do not anticipate any raw material shortages for the products that we are currently developing.

Dependence on Major Customers

We do not rely on any one or a few major customers for our end products. We do however depend on a few partners for the development of new products, to obtain approval from regulatory bodies such as the FDA to commercialize these products and for the successful distribution of these products.

Intellectual Property and Patent Protection

We plan to aggressively continue to protect our intellectual property and technology by applying for patent protection in the United States and in the most relevant foreign markets in anticipation of future commercialization opportunities.

We intend to file core technology patents covering the use of our platform technologies in any pharmaceutical products. We also rely on trade secrets, common law trademark rights and trademark registrations and intend to protect our intellectual property through non-disclosure agreements, license agreements and appropriate restrictions and controls on the distribution of information.

 The following table is a list of our issued and pending patents:

Patent No.	Title	Subject	Date submitted / issued
US 6,231,957	Rapidly disintegrating flavor wafer for flavor enrichment	The composition, manufacturing, and use of rapidly disintegrating flavored films for releasing flavors to certain substrates	May 15, 2001
US 6,660,292	Rapidly disintegrating film for precooked foods	Composition and manufacturing of flavored films for releasing flavors to precooked food substrates	December 9, 2003
US 7,132,113	Flavored film	Composition and manufacturing method of multi-layered films	April 16, 2002
US Appl. 11/647,033	Multilayer Tablet	Formulation and Method of Preparation of Multilayered Tablets	December 30, 2005
US Appl. 11/635,361	Multi-Vitamin And Mineral Supplement	Formulation And Method of Preparation of Prenatal Multivitamin Supplement	December 7, 2005
PCT/CA2006/000336 ; US Appl. 11/403,262	Delayed Release Oral Dosage Form And Method Of Making Same	Formulation And Method Of Making Bilayer Tablets Containing Delayed-Release Diclofenac And Misoprostol	February 13, 2006
US Provisional Appl. 60/833,154	Stabilized sustained-release Bupropion and Bupropion / Mecamylamine tablets	Formulation And Method Of Making Tablets Containing Bupropion And Mecamylamine	July 25, 2006

Government Regulation

The pharmaceutical industry is highly regulated. We have to remain current with FDA and other regulatory requirements in order to get new products approved. The consequence of this will be higher R&D expenses in order to meet regulatory requirements. We are responding to these regulatory challenges by focusing on 505(b)(2) opportunities that, by applying our drug delivery technology to existing drugs, give us access to high-potential product opportunities by limiting R&D expenses and time-to-market as compared to NDA (New Drug Application) products.

Research and Development

 We are currently working on several 505(b)(2) opportunities using our Tri-Layer and Quick Release Wafer platform technologies. We source our 505(b)(2) projects in two ways: either we develop a potential product to proof of concept stage and then solicit potential pharmaceutical partners, or potential partners approach us directly or through the use of an intermediary with a particular product candidate for us to work on. The pharmaceutical partners provide the funding required for the product development and in return get the exclusive distribution rights for the products. We receive development milestone payments from our partners and royalties upon commercialization. Currently, development fees and milestone payments account for 100% of our revenues, and 53% of our R&D expenses were used to support partner programs.

Environmental Regulatory Compliance

We believe that we are fully compliant with environmental regulations of our research and development facility located in Ville Saint-Laurent, Quebec.

Employees

As of August 15, 2007 we had 7 full-time employees and two consultants on staff. Four full-time employees and one of the consultant are directly involved in product development activities. The technical staff includes one Ph.D., one M.D. and three M.Sc.’s.

Facilities

We currently occupy 3,100 square feet of leased space at a rate of (Cdn.) $8.29/square foot in an industrial zone in Ville St.-Laurent, Quebec, Canada under a 5-year renewable lease agreement signed in 2004. We expanded our laboratory and office space at this facility to its maximum during the second quarter of 2006. In order to continue to support ongoing product development activities and allow the addition of further development programs we might be required to seek a different location in the last quarter of 2007. Management has therefore entered into discussions with the current landlord to look for alternative facilities that would meet our need for additional space at affordable costs.

The IntelGenx Acquisition

On April 28, 2006, the Company, directly and indirectly through its Canadian holding corporation, completed the acquisition of 100% of the issued and outstanding shares and warrants of IntelGenx. IntelGenx continued its operations as a subsidiary of the Company. The Company acquired the shares of IntelGenx held by its principal shareholders pursuant to a share exchange agreement dated April 10, 2006 which the Company entered into with IntelGenx and the principals of IntelGenx. The Company also acquired 100,000 common share purchase warrants of IntelGenx pursuant to a securities purchase agreement which we entered into with Patrick J. Caruso, in exchange for 100,000 common share purchase warrants of the Company. The Company also acquired 3,191,489 common shares of IntelGenx from 34 investors in exchange for 3,191,489 shares of our common stock.

The Company’s special purpose Canadian subsidiary, 6544361 Canada Inc.("Exchango"), completed the acquisition of 10,991,000 common shares of IntelGenx held by Horst Zerbe, Ingrid Zerbe and Joel Cohen (the "IntelGenx Principals") pursuant to the Share Exchange Agreement and other agreements among the Company, Exchangeco, the IntelGenx Principals and Equity Transfer Services Inc. ("Equity"). Under the Share Exchange Agreement, Exchangeco acquired all of the issued and outstanding common shares of IntelGenx held by the IntelGenx Principals in exchange for 10,991,000 Class A Special Shares of Exchangeco ("Exchangeable Shares"). At closing of the Share Exchange Agreement, the Company, Exchangeco, the IntelGenx Principals and Equity entered into an Exchange and Voting Trust Agreement (the "Exchange and Voting Trust Agreement") pursuant to which 10,991,000 shares of our common stock (the "Trust Shares") were issued to Equity, in its capacity as trustee for the IntelGenx Principals, as security for the Company’s covenants under the provisions of the Exchangeable Shares. At closing, we, Exchangeco and Equity also entered into a support agreement ("Support Agreement") which, among other things, sets forth the terms and conditions upon which the IntelGenx Principals may exchange the Exchangeable Shares for a corresponding number of shares of our common stock. The Company may satisfy its obligations by instructing the Trustee to deliver one of our common share for each such Exchangeable ShareThe Company, Exchangeco, Equity and the IntelGenx Principals also entered into an escrow agreement (the "Escrow Agreement") pursuant to which the IntelGenx Principals have deposited into escrow with Equity, as escrow agent, all of the Exchangeable Shares and they have undertaken to deposit with Equity any Trust Shares for which the Exchangeable Shares may be exchanged from time to time, over a term of 3 years following closing. The Escrow Agreement provides that the Exchangeable Shares and any Trust Shares held in escrow may not be sold, assigned or transferred, except as expressly permitted under the Escrow Agreement, and shall be released from escrow at the end of the 3-year term.

The Trustee, as the holder of record of the Trust Shares, is entitled to all of the voting rights, including the right to vote in person or by proxy the Trust Shares on any matters, questions, proposals or propositions whatsoever that may properly come before our stockholders or at a meeting of our stockholders or in connection with respect to all written consents sought by us from our stockholders (the "Voting Rights"). The Voting Rights shall be and remain vested in and exercised by the Trustee. As further particularized in the Exchange and Voting Trust Agreement, the Trustee shall exercise the Voting Rights only on the basis of instructions received from the IntelGenx Principals entitled to instruct the Trustee as to the voting thereof at the time at which the stockholders meeting is held or a stockholders’ consent is sought. To the extent that no instructions are received from an IntelGenx Principal with respect to the Voting Rights to which such person is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

Under the terms of the Exchangeable Shares, the IntelGenx Principals will have the right to exchange the Exchangeable Shares for a corresponding number of shares of our common stock at any time. Prior to the exercise of such exchange rights, Equity will be the owner of record of the Trust Shares and will retain power to vote the Trust Shares or grant consent in regard to any and all matters presented for approval by the holders of our common stock. Under the terms of the Exchange and Voting Trust Agreement, Equity, in its capacity as trustee, will act in regard to such matters only in accordance with instructions given by the IntelGenx Principals. In its capacity as trustee, Equity does not have any powers of disposition over the Trust Shares except as expressly required under the Exchange and Voting Trust Agreement and the Support Agreement.

Immediately prior to closing of the Share Exchange Agreement, IntelGenx issued 3,191,489 common shares to 34 investors ("Investors") pursuant to private placement subscription agreements at an issue price of (Cdn.) $0.47 per share. At closing, all of the 3,191,489 common shares of IntelGenx held by the Investors were transferred to usin exchange for 3,191,489 shares of our common stock pursuant.

At closing, we entered into a securities purchase agreement ("Caruso Securities Purchase Agreement") with Patrick J. Caruso pursuant to which we purchased from Mr. Caruso warrants to purchase 100,000 common shares of IntelGenx at (Cdn.) $0.47 per share on or before March 15, 2008 in exchange for which we issued to Mr. Caruso warrants entitling the holder to purchase 100,000 shares of our common stock at $0.41 per share on or before April 28, 2008. Additionally, at closing, we entered into a business consultancy agreement ("Caruso Consulting Agreement") with Mr. Caruso pursuant to which we issued to Mr. Caruso 325,000 shares of our common stock as a non-refundable retainer, and in full payment of investor relations services to be rendered by Mr. Caruso under the agreement.

After giving effect to the issuance of the 10,991,000 shares of our common stock under the Share Exchange Agreement, the issuance of 3,191,489 shares of our stock to the Investors, the issuance of 100,000 warrants of our pursuant to the Caruso Securities Purchase Agreement and the issuance of 325,000 shares of our common stock pursuant to the Caruso Consulting Agreement, the number of Trust Shares that will be issued to Equity will constitute 68.7% of the shares of our common stock that will be issued and outstanding. After giving effect to the issuance of the shares in connection with the IntelGenx Acquisition, Horst Zerbe, Ingrid Zerbe and Joel Cohen will, pursuant to rights attached to the Exchangeable Shares issued to them under the Share Exchange Agreement, be entitled to acquire and beneficially own, respectively, 4,709,643, 4,709,643 and 1,571,713 shares of our common stock constituting, respectively, 29.4%, 29.4% and 9.8% of our common stock that will be issued and outstanding.

Pursuant to the terms of the Support Agreement, the holders of the Exchangeable Shares will economically benefit to the same extent as our direct shareholders of Big Flash in the event of any dividend or other distribution.

Exchangeco shall on any day ("Redemption Date") to be determined by Exchangeco’s board of directors after the tenth anniversary of the date of the IntelGenx Acquisition, redeem the then outstanding Exchangeable Shares for an amount per Exchangeable Share (the "Redemption Price") equal to (i) the current market price of our common stock on the last business day prior to the Redemption Date (which may be satisfied in full by Exchangeco causing an instruction to be given to the Trustee to deliver, in respect of each Exchangeable Share held by each respective holder thereof, one share of our common stock, and obtaining written confirmation of such delivery by the Trustee), plus (ii) the unpaid dividend amount, if any, on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date.

The Exchangeable Shares may, at any time prior to the Redemption Date, be exchanged by any of the IntelGenx Principals in exchange for the same number of shares of our common stock. The number of shares of our common stock to be transferred to the holders of the Exchangeable Shares upon such exchange will be subject to corresponding adjustment in the event of any securities dividend, forward split, reverse split, or similar event. The holders of the Exchangeable Shares will also benefit to an identical extent as all our other shareholders in the event of a tender offer or other similar transaction.

All events related to payment of dividends, redemption or purchase or any capital distribution in respect of our common shares or any shares other than the Exchangeable Shares, redemption or purchase of any shares other than the Exchangeable Shares, or issuance of any other exchangeable shares, shall in each case be subject to approval by holders of not less than 66.6% of then-outstanding Exchangeable Shares. In addition, we must obtain the same consent prior to any action to reclassify, subdivide, re-divide or make any similar change to our outstanding shares of, or effect an amalgamation, merger, reorganization or other transaction affecting our shares of common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview/Company Background

We are a drug delivery company established in 2003 and headquartered in Montreal, Quebec, Canada, which focuses on the development of novel oral immediate-release and controlled-release products for the generic pharmaceutical market. Our business strategy is to develop pharmaceutical products based on our proprietary drug delivery technologies and then license commercial rights for such products to pharmaceutical partners once the viability of a product has been demonstrated. We expect a partner company will, in some cases, fund development of the licensed products, complete the regulatory approval process with the U.S. Food and Drug Administration (FDA) or other regulatory agencies relating to the licensed products, and assume responsibility for marketing and distributing such products.

In addition, the Company anticipates that it may undertake full development of certain products without seeking a partner until the product reaches the marketing and distribution stage. The Company will assess the potential for successful development of a product and associated costs, and then determine at which stage it is most prudent to seek a partner, balancing such costs against the potential for additional returns earned by partnering later in the development process.

The Company has also undertaken a strategy under which it will work with pharmaceutical companies in order to develop new dosage forms in addition to already existing ones for pharmaceutical products for which patent protection is about to expire. Under §(505)(b)(2) of the Food, Drug, and Cosmetics Act, the FDA will grant a market exclusivity of up to three years for such a new dosage form. The Company anticipates significant returns from successfully obtaining market exclusivity in this manner.

 The Company is currently continuing to develop the existing products in its pipeline and may also perform research and development on other potential products as the opportunities present themselves.

The Company does not currently plan to acquire a manufacturing facility. The Company currently purchases and or leases, on an as-needed basis, the equipment necessary for performing research and development activities related to its products.

The Company will hire new personnel, primarily in the area of research and development, on an as-needed basis as the Company enters into partnership agreements and increases its research and development activities.

The IntelGenx Acquisition

On April 28, 2006, the Company entered into a Share Exchange Agreement, whereby the Company, (through its wholly-owned subsidiary 6544361 Canada, Inc., a Canadian company) acquired 100% of the issued and outstanding common stock and warrants of IntelGenx, (the "IntelGenx Acquisition"). Pursuant to the Share Exchange Agreement, and several separate related agreements, we issued, as consideration for the IntelGenx common stock, 14,507,489 shares of our common stock to various shareholders of IntelGenx along with 100,000 common stock purchase warrants to an IntelGenx shareholder. The warrants granted are exercisable at $0.41 per share of common stock, and expire on April 28, 2008. The total shares of common stock issued by the Company pertaining to the IntelGenx Acquisition constituted 90.6% of the 16,007,489 shares of our common stock then outstanding. Following the completion of the IntelGenx Acquisition, IntelGenx continued its operations as subsidiary of the Company.

As part of the IntelGenx Acquisition, we issued a controlling amount of shares to the former IntelGenx shareholders who effectively gained controlling interest in the Company. According to US GAAP regulations, IntelGenx is deemed to be the accounting acquirer of the Company and the discussion of operations below relates to the operations of IntelGenx.

Results of Operations — six months ended June 30, 2007 compared to the six month period ended June 30, 2006.

	2007	2006	Increase/ (Decrease)	Percentage Change
Revenue	$423,378	$188,686	$223,773	124.4%
Research and Development Expenses	256,641	239,701	16,942	7.1%
Research and Development Tax Credit	(49,887)	(46,099)	3,788	8.2%
General and Administrative Expenses	129,860	69,733	47,118	58.8%
Professional Fees	217,803	6,644	211,029	3178%
Interest and financing fees	59,676	27,877	32,471	114.0%
Net income (loss)	(207,575)	(127,577)	(79,998)	62.7%

Revenue

Our revenues from R&D services provided were $412,459 and $10,919 for interest for a total of $423,378 for the six months period ended June 30, 2007. This compares to $188,686 for the same period in 2006 with no interest revenue. We anticipate our revenue from development contracts in place at the time of filing of this report to be approximately $750,000 for the year 2007. We also expect revenue from additional research and development service contracts for which we are presently in discussions with potential clients. If we are successful in signing on potential clients, we would receive some additional upfront fees and research and development fees during the current year.

Research and development

Costs related to research and development increased to $256,641 from $239,701 in the first half of 2007 compared to 2006, which reflects the increased expenses due to the commencement of new development projects and the continuation of projects started in 2005 and 2006. Included in these costs are R&D Salaries of $166,873, $9,522 of which are non-cash compensation (2006 - $0). Since research and development expenses are directly related to the amount of R&D work performed, management expects a further increase of R&D expenses during the current year due to a further increase of development projects. To the extent that those projects are covered by development agreements, a portion of those expenses will be offset by development fees received from development partners for development services provided.  For the six months ended June 30, 2007, we have recorded estimated Research and Development Tax Credits and refunds of $49,887 ($46,099 in 2006).

General and Administrative

General administrative expenses increased to $129,860 for the six months period ended June 30, 2007 ($69,733 in 2006).  Included in those expenses are management salaries of $66,991 ($30,154 in 2006).  The increase in general and administrative expenses is attributed to the increase in corporate operations. Management expects general and administrative expenses from operations to increase according to an increase in operating activities in 2007.

Professional Fees

Professional Fees increased to $217,803 from $6,644 for the same period in 2006, $64,521 of which are non-cash compensation for Investor Relations contracts ($0 in 2006).  The increase reflects amounts paid to our legal counsel and auditors as well as additional fees relating to our filing requirements in the U.S. and Canada.

Share-Based Compensation Expense and Stock Based Payments

Share-based compensation expense and share based payments totaled $103,598 for the six months period ended June 30, 2007 as compared to $0 for the six months ended June 30, 2006.

We expensed $64,521 stock based payments in consideration of investor relation services rendered during the six months ended June 30, 2007. We also expensed $39,077 options that were granted to company employees in 2006 under the 2006 Stock Option Plan and vested during the first half of 2007. No options were issued in prior years. There remains approximately   $81,000 in stock based compensation to be expensed in fiscal 2007 and 2008 related to the issuance of options during 2006. We anticipate issuance of additional options and warrants in the future, which will continue to result in stock, based compensation expense and may result in warrant amortization expense.

Financing Cost

We incurred interest and financing fee expenses of $59,676 during the period ended June 30, 2007 compared to $27,877 for the same period in 2006.  Included in those expenses are non cash financing fees of $19,044 which we recorded for the amortization of 62,500 options issued to an officer of the company in connection with the IntelGenx Acquisition in April 2006. The options were granted under the 2006 Stock Option Plan.

We accrued $13,000 of interest payable on convertible debentures which we issued on May 22, 2007.  We expect to pay additional $60,000 in interest for those debentures until the end of 2007.  The remainder of $10,085 interest expense relates to a long term debt which was paid off in May 2007 and interest paid on the shareholder loan.

Net Income

We recorded a loss of $207,575 in the period ended June 30, 2007 compared to a net loss of $127,577 for the same period in 2006.  Management believes that we will continue to operate at a net loss until such time as we can complete our business development efforts and begin to realize increased sales revenues later in 2007.

Prepaid Expenses

At June 30, 2007 we had prepaid expenses of $5,380 compared to $136,569 at June 30, 2006. During the period we amortized 162,500 shares in consideration of investor relation services. This investor relation contract was acquired as a prepaid asset of $133,250 at the time of the IntelGenx Acquisition in April 2006.  The investor relations contract is now fully amortized.

Liquidity and Capital Resources

The net cash used in operating activities was $27,149 for the six months ended June 30, 2007 compared to a use of funds of $242,390 for the same period in 2006.  The net cash provided by financing activities was $1,162,806 for the six months ended June 30, 2007 compared to a source of funds of $925,471 for the same period in 2006. The net cash used in investing activities was $14,371 for the six months ended June 30, 2007 compared to a use of funds of $86,799 for the same period in 2006.

At June 30, 2007, we had cash and cash equivalents of $1,350,629 ($607,251 for 2006). We also had accounts receivable of $161,559, and $101,969 of investment tax credits receivable ($136,306 and $95,748 respectively for 2006).

At June 30, 2007, we had accounts payable and accrued liabilities of $249,869 ($129,994 for year-end 2006). Professional fees represent $133,642 of this amount ($66,000 for year-end 2006) with $77,153 relating to fees in connection with the Debenture Financing of May 22, 2007 ($0 for year-end 2006).  Other accruals include the $13,000 of interest on the convertible debentures due July 1 ($0 for year-end 2006) and $7,300 due to a shareholder ($22,500 for year-end 2006).

With the funds received as a result of the financing in May 2007, we are confident that we have sufficient cash available to satisfy our requirements for the current year.  At June 30, 2007, we had total assets of $1,896,102 and shareholders’ equity of $ 1,115,320.

Convertible Debenture Financing

The Company completed on May 22, 2007, the sale of 8% Secured Convertible Debentures in an aggregate principal amount of $1,500,000 to certain institutional and accredited investors pursuant to a Securities Purchase Agreement.  The debentures are convertible at any time into shares of the Company's common stock at a fixed conversion price of $0.70.  The investors shall have five years from May 22, 2007 to exercise 2,142,857 warrants.  The warrants are exercisable on a one to one basis and the exercise price is $1.02 per share.  The Debentures mature twenty-eight months from the date of issuance and they are secured by a lien on substantially all of the assets of the Company.  The Company received net proceeds of approximately $1.36 million.

In connection with the placement, the Company granted 214,857 warrants to the placement agent.  The warrants are exercisable at $0.70 per share and expire May 22, 2011.

Off-Balance Sheet Arrangements

 We have no off-balance sheet arrangements.

Results of Operations — Year ended December 31, 2006 compared to Year ended December 31, 2005.

The following information should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2006 and 2005 and notes thereto appearing elsewhere in this Registration Statement. On August 10, 2006, pursuant to a vote by our shareholders, we changed our corporate name from Big Flash Corp. to IntelGenx Technologies Corp. Unless otherwise indicated or the context otherwise requires, the "Company" we," "us," and "our" refer to IntelGenx Technologies Corp. and its subsidiaries including IntelGenx Corp. ("Intelgenx")

	2006	2005	Increase/ (Decrease)	Percentage Change
Revenue	$265,901	$19,990	$245,911	1230%
Research and Development Expenses	510,407	91,969	418,438	455%
General and Administrative Expenses	488,602	74,555	414,047	555%
Interest and financing fees	54,724	8,541	46,183	541%
Net income (loss)	(781,136)	(125,520)	655,616	522%

Revenue

Our revenues from R&D services provided were $265,901 for the year ended December 31, 2006, compared to $19,990 for the same period in 2005. We expect our revenue from signed development contracts in place at the time of filing of this report to be approximately $600,000 for the year 2007. We also expect increased revenue from additional research and development service contracts for which we are presently in discussions with potential clients. If we are successful in signing on potential clients, we could receive some additional upfront fees and research and development fees during 2007.

Research and development

Costs related to research and development increased from $91,969 in 2005 to $510,407 for 2006, which reflects the commencement of projects with certain partners started in 2005 and 2006. Included in these costs are R&D Salaries of $294,778, $54,164 of which are non-cash compensation. Since research and development expenses are directly related to the amount of R&D work performed, management expects a further increase of R&D expenses in 2007 due to a further increase of development projects. To the extent that those projects are covered by development agreements, a portion of those expenses will be offset by development fees received from development partners for development services provided.

General and Administrative

General administrative expenses increased by $414,047 from $74,555 for the year ended December 31, 2005 to $489,602 for the year ended December 31, 2006. Included in those expenses are management salaries and compensation of $245,637, $137,097 of which are non cash compensation in the form of options granted to directors and management employees.

Also included are $158,925 for professional fees, $76,900 of which are non cash compensation for investor relation contracts and approximately $60,000 are related to our regulatory filing obligations. The additional increase in general and administrative expenses is attributed to the increase in corporate operations. Management expects general and administrative expenses from operation to increase according to an increase in operating activities in 2007.

Stock Based Compensation Expense, Warrants and Stock Based Payments

Stock based compensation expenses, warrants and share based payments totaled $306,440 for the year ended December 31, 2006 as compared to $0 for the year ended December 31, 2005. We issued 100,000 warrants in conjunction with a promissory note for a bridge loan received and 90,691 warrants as consideration for financing fees as part of the IntelGenx Acquisition in April 2006. We expensed a total of $37,699 for the issuance of those warrants during the year ended December 31, 2006 with no comparable expense in the previous year. All warrant were amortized during the reporting period.

We also granted 1,119,000 options during the year, resulting in $202,116 in stock based compensation expenses for the amortization of options granted under the 2006 Stock Option Plan. We also amortized $66,625 stock based payments in consideration of investor relation services rendered during the year ended December 31, 2006. No options were issued in prior years. There remains about $113,750 in stock based compensation to be expensed in fiscal 2007 and 2008 related to the issuance of options during 2006. We anticipate issuance of additional options and warrants in the future, which will continue to result in stock based compensation expense and may result in warrant amortization expense.

Interest Expenses

We incurred interest and financing fee expenses of $54,724 during the year ended December 31, 2006 compared to $8,541 for the same period in 2005. Included in the interest expense $37,699 representing the value of 190,691 warrants issued as a non-cash financing fee payment in connection with the IntelGenx Acquisition in April 2006. Management expects the interest expense to be significantly lower for 2007.

Net Loss

We recorded a net loss of $781,136 in the period ended December 31, 2006 compared to a net loss of $125,520 for the same period in 2005. Management believes that we will continue to operate at a net loss until such time as we can complete our business development efforts and begin to realize increased sales revenues by early 2007.

Income taxes

There were Canadian and provincial net operating losses of approximately $350,000 (2005 - $98,000) and $387,000 (2005 - $132,000) respectively, that may be applied against earnings of future years. Utilization of the net operating losses is subject to significant limitations imposed by the change in control provisions. A portion of the net operating losses may expire before they can be utilized (see Note 13 – Income Taxes - in Financial Statements).

As at December 31, 2006 we had non-refundable tax credits of $93,000 expiring in 2016 and undeducted research and development expenses of $340,000 (2005-$18,000) with no expiration date.

Prepaid Expenses

At December 31, 2006 we had prepaid expenses of $72,914 compared to $3,186 for the same period in 2005. The increase is due to the issuance of 325,000 shares in consideration of investor relation services. This investor relation contract was acquired as a prepaid asset of $133,250 at the time of the IntelGenx Acquisition in April 2006. $ 66,625 of the total amount of the investor relations contract was expensed in the last two quarters of 2006.

Liquidity and Capital Resources

At December 31, 2006, we had cash and cash equivalent of $227,578. We also had accounts receivable of $135,223, $88,895 of the amount is the expected sales tax refund, receivable in the first quarter of 2007. We also had income taxes recoverable of $9,380 and estimated investment tax credits receivable from provincial and federal government of $39,025.

At December 31, 2006, we had accounts payable and accrued liabilities of $129,994. Of these liabilities, approximately $22,500 was payable to shareholders and approximately $66,000 was due for legal fees in connection with our regulatory filing obligations.

The current portion of long term debt was $24,026 for the repayment of the loan made in the fourth quarter of 2005 and the first quarter of 2006 to finance laboratory equipment purchases.

At December 31, 2006, we had an operating line of credit in place with a maximum of $43,000 of which $0 was borrowed.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The financial statements include estimates based on currently available information and management's judgment as to the outcome of future conditions and circumstances.

Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the financial statements and actual results could differ from the estimates and assumptions.

Revenue Recognition

The Company recognizes revenue from development contracts as the contracted services are performed or when milestones are achieved, in accordance with the terms of the specific agreements. Amounts received in advance of recognition, if any, are included in deferred income.

Financial Instruments

The Company estimates the fair value of its financial instruments based on current interest rates, market value and pricing of financial instruments with comparable terms. Unless otherwise indicated, the carrying value of these financial instruments approximates their fair market value. It is not practical to determine the fair value of the amounts due from related parties due to their related party nature and the absence of a market for such instruments.

Accounts Receivable

The Company accounts for trade receivables at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history and current economic conditions. The Company writes off trade receivables when they are deemed uncollectible. The Company records recoveries of trade receivables previously written-off when they receive them. Management considers the reserve for doubtful accounts of $Nil to be adequate to cover any exposure to loss in its December 31, 2006 and December 31, 2005 accounts receivable.

Investment Tax Credits

Investment tax credits relating to qualifying expenditures are recognized in the accounts at the time at which the related expenditures are incurred and there is reasonable assurance of their realization. Management has made estimates and assumptions in determining the expenditures eligible for investment tax credits claimed.

Amortization

        On the declining balance method -

        Computer equipment                                                                                        30%

        Laboratory and office equipment                                                                   20%

On the straight-line method -

        Leasehold improvements                                                                                5 years

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the estimated undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value thereof.

Foreign Currency Translation

The Company's reporting currency is the United States dollar. The Canadian dollar is the functional currency of the Company's Canadian operations which is translated to the United States dollar using the current rate method. Under this method, accounts are translated as follows:

•

Assets and liabilities - at exchange rates in effect at the balance sheet date;

•

Revenue and expenses - at average exchange rates prevailing during the year.

•

Gains and losses arising from foreign currency translation are included in other comprehensive income.

Security-Based Compensation

In determining the value of share-based payments/warrants, the company must make estimates of the fair value of the common shares at the grant date (when no quoted prices are available) and, when using the Black-Scholes model to determine the grant date fair value of options and warrants, of the period in which the holder will exercise the option and the volatility of the company's share price over that same period.  Different estimates would result in different amounts of compensation being recorded in the financial statements.

MANAGEMENT

The following table sets forth certain information regarding our directors, executive officers, promoters and control persons as of June 20, 2007.

Name	Age	Position	Position since
Horst Zerbe	60	Chairman of the Board, President and Chief Executive Officer	April 2006
Gino Di Iorio	40	Chief Financial Officer	August 2007
Joel Cohen (1)(3)	36	Director	April 2006
J. Bernard Boudreau (1)(2)	62	Director	June 2006
David Coffin-Beach (2)	59	Director	June 2006
Reiza Rayman (1)(2)	43	Director	June 2006
Ingrid Zerbe	53	Secretary, Director Finance and Administration	April 2006

(1)	Audit Committee member
(2)	Compensation Committee member
(3)	Mr. Cohen resigned as our Chief Financial Officer on May 23, 2007

All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. We have not compensated our directors for service on the board of directors or any committee thereof, but directors are entitled to be reimbursed for expenses incurred for attendance at meetings of the board and any committee of the board. As of the date hereof, no director has accrued any expenses or compensation. Officers are appointed annually by the board and each executive officer serves at the discretion of the board.

Horst G. Zerbe, PhD

Dr. Zerbe has more than 20 years experience in the pharmaceutical industry. He has been the President, Chief Executive Officer, and Chairman of IntelGenx Technologies Corp. since April 2006. In addition, Dr. Zerbe has served as the President, Chief Executive Officer and Director of IntelGenx Corp., our Canadian Subsidiary, since 2005; prior thereto, from 1998 to 2005, he served as the president of Smartrix Technologies Inc. in Montreal; prior thereto, from 1994 to 1998, he was Vice President of R&D at LTS Lohmann Therapy Systems in West Caldwell, NJ. He has published numerous scientific papers in recognized journals and holds over 30 patents.

Gino Di Iorio, CA

Gino Di Iorio is a Chartered Accountant and completed his graduate studies at McGill University in Montreal.  From 2006 to 2007, he held the position of CFO at Viropro Inc., a publicly held development company in the bio-technology industry.  From 2005 to 2006 he held the position of Controller at Group Montoni – Division Construction, a general entrepreneur in the construction industry. Prior to that, from 2004 to 2005, he held the position of Finance Director at Draft Inc., a subsidiary of IPG, a publicly-held American company traded on the New York Stock Exchange with  interests in advertising and public relations.  From 1997 to 2003, he held the position of Finance Director at Sitel Canada Inc., a subsidiary of Sitel Corporation. a publicly-held American company traded on the New York Stock Exchange with  interests in advertising and public relations.

Joel Cohen, CFA

Mr. Cohen has been a director of IntelGenx Technologies Corp. since April, 2006. Mr. Cohen also served as the Chief Financial Officer of IntelGenx from April, 2006 until May 23, 2007. Mr. Cohen has extensive experience in biotechnology and high tech financings and in financial analysis. From 2002 until present, Mr. Cohen has been consulting CFO for Osta Biotechnologies a publicly traded company on the TSX venture. From 1999 to 2002, Mr. Cohen was an investment banker at Canaccord Capital Corporation, where he specialized in biotechnology financings. He has worked on numerous IPOs and private and public financings worth over $100 million for various companies including Neurochem, Adherex, Bioniche, Diagnocure, Qbiogene and Aeterna. Mr. Cohen holds a Bachelor of Commerce degree in Finance from Concordia University and is a Chartered Financial Analyst.

J. Bernard Boudreau, Sr. Vice President, PharmEng Inc.

Mr. Boudreau has been a director of IntelGenx since June, 2006. Mr. Boudreau has a distinguished record as a lawyer, businessman and public figure. His litigation experience includes successful appearances at every level of the judicial system in Nova Scotia. He was appointed as Queen's Counsel in 1985. Mr. Boudreau was first elected to the provincial legislature of Nova Scotia in 1988. He served as Chair of the Public Accounts Committee and opposition critic for Finance and Economic Development. In 1993 he was re-elected as a member of government and held responsibilities as Minister of Finance, Minister of Health, Chair of the Cabinet Priorities and Planning Committee.

David Coffin-Beach, Ph.D.

Dr. Coffin-Beach has been a director of IntelGenx since June, 2006. Since January 1, 2005, Dr. Coffin-Beach has been serving as President of ATP Solutions, a privately held consulting firm which specializes in delivering strategic, technical, marketing and management services to pharmaceutical manufacturers and investors. Dr. Coffin-Beach is the former President and Board Member of TorPharm (1994 - 2004), the U.S. division of Apotex Inc. During his tenure as President and CEO, the company grew from start-up to over $400 million in revenue and 1,000+ employees. Prior to that, Dr. Coffin-Beach held various positions at Schering-Plough Corporation ending with the position of Associate Director. Prior to that, Dr. Coffin-Beach took a position as Director of Research at Superpharm Corporation, a Division of Goldline Laboratories, where he was in charge of all research and development of generic products which resulted in ten new abbreviated new drug application (ANDA) products being filed for the company during his tenure. Prior to that, Dr. Coffin-Beach joined DuPont Pharmaceuticals as a senior scientist and among other accomplishments, was a key participant in the design and qualification of a new pharmaceutical research facility in Wilmington, Delaware. He also was a co-inventor on two U.S. patent.

Dr. Coffin-Beach received his BS in Pharmacy from Union University, Albany College of Pharmacy, Schenectady, N.Y. and practiced both community and clinical pharmacy before returning for graduate studies at the University of Maryland in Baltimore to finish graduate school with a PhD in Pharmaceutics.

Dr. Reiza Rayman

Dr. Rayman has been a director of IntelGenx since June, 2006 Currently, Dr. Rayman is pursuing a PhD in the area of Tele-surgery. From 2000 until 2005, Dr. Rayman was serving as Principal Investigator, Robotic Tele-surgery and Hybrid Cardiac Surgery, CSTAR, and Assistant Professor, Department of Surgery, at the University of Western Ontario. In September 1999, Dr. Rayman in collaboration with Dr. Doug Boyd, performed the world's first robotic beating heart cardiac bypass surgery. He holds an MSc (biophysics) from the University of Western Ontario and an MD from the University of Toronto. Dr. Rayman is currently completing his PhD in Medical Biophysics.

Key Personnel and Consultants

James Wittenberg, R. Ph.,M.S.

               Mr. Wittenberg is our Vice President of Business Development. Before joining IntelGenx in August of 2007 he held the position as Director of Business Development at Schwarz Pharma. He is a registered Pharmacist and received his Bachelor’s and Master’s degrees in Pharmacy from the University of Wisconsin.

Ingrid Zerbe

Mrs. Zerbe is our Director of Finance and Administration, Corporate Secretary and is a full time employee of IntelGenx Technolgies Corp. Mrs. Zerbe is the founder of IntelGenx Corp., our Canadian Subsidiary. She served as the president of IntelGenx Corp, since its incorporation in June 2003 until December, 2005. She has been a Director of the subsidiary since its incorporation in June, 2003 and a Director of the parent company from April 2006 until August 2006. Prior to founding IntelGenx, she worked in the travel industry She holds a bachelor degree in economics from the business school in Bottrop, Germany, and a bachelor degree in social sciences from the University of Dortmund, Germany.

Horst Zerbe and Ingrid Zerbe are husband and wife.

Nadine Paiement, MSc

Ms. Paiement serves as IntelGenx.'s Head of Formulation. She holds a M.Sc. degree in Polymer Chemistry from Sherbrooke University, and is co-inventor of IntelGenx's Tri-Layer technology. Prior to joining IntelGenx, she worked for five years as a formulation scientist at Smartrix Technologies, Inc.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

The following table provides a summary of the compensation paid to date during the last two completed fiscal years to the President and Chief Executive Officer and the Chief Financial Officer. No other officers of the Company qualify as "named executive officers", which category includes the Chief Executive Officer and the next two highest paid executive officers whose salary and bonus exceeds $100,000 in the most recent year ("Named Executive Officers").

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Horst Zerbe, President and CEO	2006	139,053	Nil	Nil	69,680	Nil	Nil	$5,185	213,918
	2005	8,174	Nil	Nil	Nil	Nil	Nil	10,978 (1)	19,152
Joel Cohen, CFO (former)	2006	Nil	Nil	Nil	Nil	Nil	Nil	108,227 (2)	108,227
	2005	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1) ..Mr Zerbe was paid $10,978 in 2005 under a consulting agreement before his employment at IntelGenx commenced.

(2) ..Mr. Cohen was paid $95,000 for consulting work performed in connection with Intelgenx's private placement and the IntelGenx Acquisition. See "Item1 – Description of Business - The IntelGenx Acquisition." $13,227 was paid for consulting services as CFO. Mr. Cohen resigned as our Chief Financial Officer on May 23, 2007.

OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Horst Zerbe	225,000 [1]	Nil	Nil	0.41	Nov.9, 2016
Joel Cohen	62,500 [2]	187,500	Nil	0.41	Nov.16, 2016
Gino Di Iorio	-	75,000[3]	Nil	1.15	August 9, 2017

1 On November 9, 2006 225,000 options were granted to Mr. Zerbe, vesting immediately.

2 On November 16, 2006, 250,000 options were granted to Mr. Cohen in connection with the IntelGenx Acquisition. The options vest over two years, 62,500 of which are exercisable as of the date of this report.

3 On August 9, 2007, 75,000 options were granted to Mr. Di Iorio, vesting over 2 years, 25% every 6 months.

Summary of Directors’ Compensation

At present, directors are not compensated for attending meetings of the board of directors or other committee meetings. Our directors do not have service contracts. All directors are reimbursed for reasonable expenses incurred by them in their capacity as directors, including travel and other out-of-pocket expenses incurred in connection with meetings of the board of directors or any committee of the board of directors.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Horst Zerbe	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Joel Cohen	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Bernard Boudreau	Nil	Nil	16,667 [1]	Nil	Nil	Nil	16,667
David Coffin-Beach	Nil	Nil	16,667 [2]	Nil	Nil	Nil	16,667
Reiza Rayman	Nil	Nil	16,667 [3]	Nil	Nil	Nil	16,667
Ingrid Zerbe	Nil	Nil	Nil	Nil	Nil	Nil	Nil

1 75,000 Options were granted September 26, 2006, vesting immediately, none exercised as of May 22, 2007.

2 75,000 Options were granted September 26, 2006, vesting immediately, none exercised as of May 22, 2007.

3 75,000 Options were granted September 26, 2006, vesting immediately, none exercised as of May 22, 2007.

Directors’ and Officers’ Liability Insurance

We carry directors’ and officers’ liability insurance for our directors and officers. The annual cost for the insurance is $ 20,185.

Employment Agreements

Horst Zerbe.   As of December 1, 2005, we entered into an employment agreement with Dr. Horst Zerbe, our President and Chief Executive Officer. The agreement is for an indefinite period of time. Under the agreement, Dr. Zerbe is entitled to receive: (1) a minimum base salary of $157,657 per year; (2) an annual bonus equal to 50% of base salary upon the performance of certain milestones set out by the board of directors; and (3) other benefits in the amount of $13,513.

Joel Cohen.   As of December 1, 2005, we entered into a agreement with Mr. Joel Cohen, to serve as Chief Financial Officer (Mr. Cohen resigned as our Chief Financial Officer on May 23, 2007). The agreement is for an indefinite period of time. Under the agreement, Mr. Cohen is entitled to receive: (1) a minimum base consulting fee of $54,000 per year; and (2) an annual bonus equal to 50% of base salary upon the performance of certain milestones set out by the board of directors.

Gino Di Iorio. As of August 6, 2007, we entered into an employment agreement with Mr. Gino Di Iorio, to serve as Chief Financial Officer. Under the agreement, Mr. Di Iorio is entitled to receive: (1) a minium base salary of $95,000 per year: (2) options grants under the 2006 Stock Option Plan.

LEGAL PROCEEDINGS

There are no material pending legal proceedings to which we are a party or to which any of our property is subject and to the best of our knowledge, no such actions against us are contemplated or threatened.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On May 26, 2006, Joel Cohen, a member of our board of directors and Chief Financial Officer from April 2006 until May 2007, received consulting fees from IntelGenx (our wholly owned subsidiary) of $95,000 for consulting work performed for IntelGenx in connection with IntelGenx's private placement and our acquisition of IntelGenx. See "Business-The IntelGenx Acquisition".

During the year ended December 31, 2006 $5,304 of interest on a shareholder loan and $17,850 under an equipment lease were paid to Ingrid Zerbe, our Secretary and Director of Finance and Administration.

On May 23, 2007, Taylor Hutchison, who served our Chief Financial Officer from May 23, 2007 until his dismissal on July 16, 2007, purchased debentures in a principal amount of $25,000 and warrants to purchase 35,714 shares of the Company's common stock for a purchase price of $25,000 pursuant to a Purchase Agreement between the IntelGenx and certain institutional and accredited investors.

Between February and May of 2007, David Coffin-Beach, a member of our board of directors, received consulting fees of approximately $18,700 for consulting work performed for IntelGenx in connection with our May 2007 Private Placement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of August 15, 2007 with respect to the beneficial ownership of our common stock by (i) each stockholder known to be the beneficial owner of more than 5% of our common stock, (ii) by each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. The address of each person listed below, unless otherwise indicated, is c/o IntelGenx Corp., 6425 Abrams, Saint-Laurent, Quebec H4S 1X9. Unless otherwise indicated in the table footnotes, shares will be owned of record and beneficially by the named person. For purposes of the following table, a person is deemed to be the beneficial owner of any shares of common stock (a) over which the person has shares, directly or indirectly, voting or investment power, or (b) of which the person has a right to acquire beneficial ownership at any time within 60 days after the effective time of the acquisition of IntelGenx. "Voting power" is the power to vote or direct the voting of shares and "investment power" includes the power to dispose or direct the disposition of share.

 As of June 4, 2007 there were 16,007,489 shares of common stock issued and outstanding.

Name Of Beneficial Owner	Amount and Nature of	Percent of
	Beneficial Ownership	Class

Horst G. Zerbe (1)	4,934,643.5	30.4%
Ingrid Zerbe (2)	4,934,643.5	30.4%
Joel Cohen (3)	1,634,213	10.2%
Bernard Boudreau (4)	75,000	*
David Coffin-Beach (5)	128,191	*
Reiza Rayman (6)	128,191	*
Gino Di Iorio	-	*
All directors and officers as a group (6 persons)	11763,454	71%

* Less than 1%.

(1) Pursuant to the IntelGenx Acquisition, Horst Zerbe became our President, Chief Executive Officer and Director and acquired 4,709,643.5 exchangeable shares of our Canadian holding corporation 6544631Canada Inc., a Canadian special purpose corporation which wholly owns IntelGenx Corp. (the "Exchangeable Shares"). The 4,709,643.5 Exchangeable Shares are exchangeable, on a one for one basis, into shares of common stock of IntelGenx Technologies Corp. at Horst Zerbe’s discretion. Prior to exchanging the Exchangeable Shares for shares of common stock, Horst Zerbe has the right to vote 4,709,643.5 shares of common stock which are currently held in trust on behalf of Horst Zerbe. The 4,709,643.5 shares of common stock have not been registered for resale at this time. In addition to the Exchangeable Shares, Horst Zerbe’s beneficial ownership includes 225,000 shares of common stock underlying options granted November 9, 2006, which are currently exercisable. The options have an exercise price of $0.41. Horst Zerbe and Ingrid Zerbe are husband and wife.

(2) Pursuant to the IntelGenx Acquisition, Ingrid Zerbe became our Director, Secretary and Director of Finance and Administration and acquired 4,709,643.5 Exchangeable Shares. The 4,709,643.5 Exchangeable Shares are exchangeable, on a one for one basis, into shares of common stock of IntelGenx Technologies Corp. at Ingrid Zerbe’s discretion. Prior to exchanging the Exchangeable Shares, Ingrid Zerbe has the right to vote 4,709,643.5 shares of common stock which are currently held in trust on behalf of Ingrid Zerbe. The 4,709,643.5 shares of common stock have not been registered for resale at this time. In addition to the Exchangeable Shares, Ingrid Zerbe’s beneficial ownership includes 225,000 shares of common stock underlying options granted November 9, 2006, which are currently exercisable. The options have an exercise price of $0.41. Horst Zerbe and Ingrid Zerbe are husband and wife.

(3) Pursuant to the IntelGenx Acquisition, Joel Cohen became our Chief Financial Officer and Director and acquired 1,571,713 Exchangeable Shares. The 1,571,713 Exchangeable Shares are exchangeable, on a one for one basis, into shares of common stock of IntelGenx Technologies Corp. at Joel Cohen’s discretion. Prior to exchanging the Exchangeable Shares for shares of common stock, Joel Cohen has the right to vote 1,571,713 shares of common stock which are currently held intrust on behalf of Joel Cohen. The 1,571,713 shares of common stock have not been registered for resale at this time. In addition to the Exchangeable Shares, Mr. Cohen’s beneficial ownership includes 62,500 shares of common stock underlying options granted November 13, 2006, which are currently exercisable. The options have an exercise price of $0.41.

(4) Mr. Boudreau’s beneficial ownership constists of 75,000 exercisable options to purchase common stock at an exercise price of $0.41, granted in October 2006.

(5)Dr. Coffin-Beach’s beneficial ownership includes 75,000 exercisable options to purchase common stock at an exercise price of $0.41, granted in October, 2006 and 53,191 shares of common stock.

(6)Dr. Rayman’s beneficial ownership includes 75,000 exercisable options to purchase common stock at an exercise price of $0.41, granted in October of 2006 and 53,191 shares of common stock.

 (7) This Table does not reflect 75,000 options to purchase common stock granted on August 9, 2007 to Mr. Di Iorio, at an exercise price of $1.15, vesting over 2 years, 25% every 6 months.

DESCRIPTION OF CAPITAL STOCK

 We have an authorized capital of 100,000,000 shares of common stock, par value $0.00001 per share, and 20,000,000 shares of preferred stock, par value $0.00001 per share. As of June 4, 2007, 16,007,489 shares of common stock were outstanding, held of record by 123 holders.

Common Stock

The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors. Except as otherwise required by law, the holders of common stock exclusively possess all voting power. The holders of common stock are entitled to dividends as may be declared from time to time by the Board from funds available for distribution to holders. No holder of common stock has any preemptive right to subscribe to any securities of ours of any kind or class or any cumulative voting rights. The outstanding shares of common stock are, and the shares, upon issuance and sale as contemplated will be, duly authorized, validly issued, fully paid and non assessable.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that none of our directors will be personally liable to the Company or any of our shareholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

Pursuant to Delaware corporation law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. Our articles of incorporation contain provisions authorizing it to indemnify our officers and directors to the fullest extent permitted by Delaware corporation law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

Hodgson Russ LLP, 150 King Street West, Suite 2309 Toronto, Ontario M5H 1J9 Canada will opine on the validity of the 1,700,000 shares of common stock offered in this prospectus.

EXPERTS

IntelGenx Technologies' financial statements for the period ended June 30, 2007 and 2006 and the years ended as of December 31, 2006 and 2005 have been included in reliance upon the report of RSM Richter and upon the authority of said firm as experts in accounting and auditing.

CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

 On June 15, 2006, our Board of Directors determined that we would change our certifying accountant and auditor to IntelGenx's auditor, RSM Richter, of Montreal, Quebec. On June 15, 2006, we orally notified and dismissed our prior auditor, Chisholm, Bierwolf & Nilson LLC of Bountiful, Utah. IntelGenx previously engaged RSM Richter on December 1, 2005 to audit its financial statements for the fiscal years ended December 31, 2004 and 2005.

Neither we nor anyone on our behalf consulted with RSM Richter with respect to any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-B, during our fiscal years ended December 31, 2005 or 2006 or during the subsequent interim period through March 31, 2007

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. We have also filed a registration statement on Form SB-2 (Commission File No. 333135591), including exhibits, with the SEC with respect to the stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or exhibits. You may read and copy the registration statement and these reports, proxy statements and other information at the SEC's Public Reference Room at 100 F Street, N.E. Washington DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the shares of stock offered under this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, where any such contract or document is an exhibit to the registration statement, each statement with respect to the contract or document is qualified in all respects by the provisions of the relevant exhibit, which is hereby incorporated by reference.

We make available free of charge on or through our internet website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file this material with, or furnish it to, the SEC. Our Internet address is http://www.Intelgenx.com. The information contained on our website is not incorporated by reference in this prospectus and should not be considered a part of the prospectus.

IntelGenx Technologies Corp.

Consolidated Interim Financial Statements
June 30, 2007
(Expressed in U.S. Funds)

Contents

Balance Sheet	2
Statement of Shareholders' Equity	3 - 4
Statement of Operations and Comprehensive Loss	5
Statement of Cash Flows	6
Notes to Interim Financial Statements	7 - 10

IntelGenx Technologies Corp.

Consolidated Balance Sheet
(Expressed in U.S. Funds)
(Unaudited)
	June 30,	December 31,
	2007	2006
		(Audited)
Assets
Current
Cash and cash equivalents	$1,350,629	$227,578
Accounts receivable	161,559	135,223
Income taxes recoverable	10,261	9,380
Prepaid expenses	5,380	72,914
Investment tax credits receivable	101,969	43,880
	1,629,798	488,975
Deferred Charges (note 3)	92,908	-
Property and Equipment	173,396	161,861
	$1,896,102	$650,836
Liabilities
Current
Accounts payable and accrued liabilities	249,869	129,994
Current maturity of long-term debt	-	24,026
	249,869	154,020
Loan Payable, Shareholder	94,155	86,076
Long-Term Debt	-	82,661
Convertible Notes, less unamortized discount of $1,063,242 (note 4)	436,758	-
Shareholders' Equity
Capital Stock (note 5)	925,748	925,748
Additional Paid-in-Capital	1,201,491	239,815
Accumulated Deficit	(1,025,440)	(817,865)
Accumulated Other Comprehensive (Loss) Gain	13,521	(19,619)
	1,115,320	328,079
	$1,896,102	$650,836

See accompanying notes
Approved on Behalf of the Board:
Director
Director

IntelGenx Technologies Corp.

Consolidated Statement of Shareholders' Equity
For the Period Ended June 30, 2007
(Expressed in U.S. Funds)
(Unaudited)

				Accumulated
			Additional	Other		Total
	Capital Stock		Paid-In	Comprehensive	Accumulated	Shareholders'
	Number	Amount	Capital	Gain	Deficit	Equity
Balance - December 31, 2006	16,007,489	$925,748	$ 239,815	$(19,619)	$(817,865)	$328,079
Foreign currency translation adjustment for the period	-	-	-	33,140	-	33,140
Warrants issued	-	-	633,652	-	-	633,652
Stock-based compensation	-	-	39,077	-	-	39,077
Beneficial conversion feature	-	-	540,395	-	-	540,395
Transaction costs	-	-	(251,448)	-	-	(251,448)
Net loss for the period	-	-	-	-	(207,575)	(207,575)
Balance - June 30, 2007	16,007,489	$925,748	$ 1,201,491	$13,521	$(1,025,440)	$1,115,320

IntelGenx Technologies Corp.

Consolidated Statement of Shareholders' Equity
For the Period Ended June 30, 2006
(Expressed in U.S. Funds)
(Unaudited)

				Accumulated
			Additional	Other		Total
	Capital Stock		Paid-In	Comprehensive	Accumulated	Shareholders'
	Number	Amount	Capital	Gain	Deficit	Equity
Balance - December 31, 2005	10,000	$77	$-	$4,825	$(36,729)	$(31,827)
March 9, 2006 - recall and cancellation of issued shares	(10,000)	(77)	-	-	-	(77)
March 9, 2006 - issue of common shares	10,991,000	77	-	-	-	77
April 28, 2006 - issue of common shares	3,191,489	898,408	-	-	-	898,408
April 28, 2006 - recapitalization in connection with share exchange	1,825,000	133,250	-	-	-	133,250
Foreign currency translation adjustment for the period	-	-	-	301	-	301
Warrants issued	-	-	19,420	-	-	19,420
Net loss for the period	-	-	-	-	(127,577)	(127,577)
Balance - June 30, 2006	16,007,489	$1,031,735	$19,420	$5,126	$(164,306)	$891,975

IntelGenx Technologies Corp.

Consolidated Statement of Operations and Comprehensive Loss
(Expressed in U.S. Funds)
(Unaudited)
	For the three-month period		For the six-month period
	ended June 30		ended June 30
	2007	2006	2007	2006
Revenue	$ 335,923	$ 93,168	$ 423,378	$ 188,686
Expenses
Research and development	152,776	156,683	256,641	239,701
Research and development tax credits	(28,547)	(23,916)	(49,887)	(46,099)
Management salaries	42,390	15,585	66,991	30,154
General and administrative	30,391	23,378	62,869	39,579
Professional fees	153,943	697	217,803	6,644
Depreciation	8,474	9,113	17,752	17,565
Foreign exchange	(1,680)	837	(892)	842
Interest and financing fees	45,909	24,136	59,676	27,877
	403,656	206,513	630,953	316,263
Net Loss	(67,733)	(113,345)	(207,575)	(127,577)
Other Comprehensive Loss
Foreign currency translation adjustment	31,850	35	33,140	301
Comprehensive Loss	$ (35,883)	$(113,310)	$ (174,435)	$ (127,276)
Basic Weighted Average Number of Shares Outstanding	16,007,489	14,463,954	16,007,489	12,737,071
Basic and Diluted Loss Per Common Share (note 9)	-	(0.01)	(0.01)	(0.01)
See accompanying notes

IntelGenx Technologies Corp.

Consolidated Statement of Cash Flows
(Expressed in U.S. Funds)
(Unaudited)
	For the Three-month period		For the Six-month period
	ended June 30th		ended June 30th
	2007	2006	2007	2006
Funds Provided (Used) -
Operating Activities

Net loss	$(67,733)	$(113,345)	$(207,575)	$(127,577)
Depreciation	8,474	9,113	17,752	17,565
Financing fee paid in warrants	-	19,420	-	19,420
Investor relations services	32,782	-	64,521	-
Stock-based compensation	14,682	-	39,077	-
Interest accretion	17,548	-	17,548	-
	5,753	(84,812)	(68,677)	(90,592)
Changes in non-cash operating elements of working capital	109,156	(115,001)	41,528	(151,798)
	114,909	(199,813)	(27,149)	(242,390)
Financing Activities
Bank indebtedness	-	(12,119)	-	-
Long-term debt	-	-	-	29,294
Repayment of long term debt	(101,896)	(1,520)	(107,871)	(5,848)
Loan payable, shareholder	-	3,986	-	3,617
Issue of capital stock	-	1,341,750	-	1,341,750
Transaction costs	(229,323)	(443,342)	(229,323)	(443,342)
Promissory note	-	(25,685)	-	-
Convertible notes	1,500,000	-	1,500,000	-
	1,168,781	863,070	1,162,806	925,471
Investing Activities
Additions to property and equipment	(10,765)	(55,771)	(14,371)	(86,799)
Increase in Cash and Cash Equivalent	1,272,925	607,486	1,121,286	596,282
Effect of Foreign Exchange on Cash and Cash Equivalent	1,857	35	1,765	301
Cash and Cash Equivalents Beginning of Period	75,847	-	227,578	10,938
End of Period	$1,350,629	$607,521	$1,350,629	$607,521

See accompanying notes

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
June 30, 2007
(Expressed in U.S. Funds)

1.

Basis of Presentation and Reorganization of the Corporation

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and item 310(b) of Regulation S-B and are prepared using the same accounting policies as outlined in note 4 of IntelGenx Technologies Corp. financial statements for the year ended December 31, 2006 and 2005 except for those discussed in note 3 below. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ended December 31, 2007. The unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in the IntelGenx Technologies Corp. audited financial statements for the years ended December 31, 2006 and 2005.

2.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has reported an accumulated deficit of $1,025,440 (2006 - $817,865). To date, these losses have been financed principally through capital stock, long-term debt and debt from related parties. Additional capital and/or borrowings will be necessary in order for the Company to continue in existence and attaining profitable operations.

Management has continued to develop a strategic plan to build a management team, maintain reporting compliance and establish contracts with pharmaceutical companies. Management anticipates generating revenue through development contracts during the year. The Company has raised capital in the six month period ended June 30, 2007 and has commenced the process of raising additional capital. Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

3.

Deferred Charges

Costs related to the issuance of debt have been deferred and are being amortized on a straight-line basis over the term of the related debt.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
June 30, 2007
(Expressed in U.S. Funds)

4.

Convertible Notes

On May 22, 2007 the Company entered into convertible note agreements with certain institutional and accredited investors for amounts totalling $1,500,000. The convertible notes bear interest at the rate of 8% per annum and are repayable on September 22, 2009. Interest is payable quarterly and payments will commence on July 1, 2007. The notes are convertible into common stock of the Company, at the option of the holders, at a rate of $0.70 per share. The Company also issued to the holders 2,142,857 stock purchase warrants exercisable at $1.02 per share before May 22, 2012.

The Company may, at its option, elect to pay the interest by the issuance of shares of common stock. The number of shares is to be determined by dividing the amount of the interest payment by the number which is 85% of the average market price of the Company's common shares for the 20 trading days immediately prior to the interest payment date assuming the average market price is equal or greater than $0.70 as adjusted for reverse and forward share split, recapitalizations and the like that occur after the date of the Securities Purchase Agreements.

In accordance with EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", the Company recognized the value of the embedded beneficial conversion feature of $540,395 as additional paid-in capital and an equivalent discount which will be expensed over the term of the convertible notes. In addition, in accordance with EITF 00-27 "Application of Issue No.98-5 to Certain Convertible Instruments", the Company has allocated the proceeds of issuance between the convertible notes and the detachable warrants based on their relative fair value. Accordingly, the Company recognized the fair value of the detachable warrants of $540,395 as additional paid-in capital and an equivalent discount against the convertible notes. The difference between the face amount of the convertible notes and their carrying value is amortized over the life of the convertible notes. The Black-Scholes Model was used to calculate the fair value of the warrants. The underlying assumptions included in the Black-Scholes Model were as follows:

Expected volatility	75%
Contractual life	5 years
Risk-free interest rate	4.39%
Dividend yield	Nil

Substantially all of the assets of the Company have been pledged as security of the convertible notes. As at June 30, 2007, accrued interest amounting to $13,076 has been recorded and $17,548 of interest has been accreted.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
June 30, 2007
(Expressed in U.S. Funds)

5.

Capital Stock
		June 30,	December 31,
		2007	2006
Authorized -
100,000,000	common shares of $0.00001 par value
20,000,000	preferred shares
Issued -
16,007,489 common shares		$925,748	$925,748

On April 10, 2007, the Board of Directors of the Corporation approved an amendment, subject to shareholder approval, to the Corporation's Certificate of Incorporation, as amended, to increase the number of authorized common shares from 20,000,000 to 100,000,000 and to authorize the creation of 20,000,000 shares of "blank check" preferred shares. On April 10, 2007, the majority stockholder of the Corporation approved the same resolution as the Board of Directors.

6.

Additional Paid-In Capital

On May 22, 2007, IntelGenx Technologies Corp. issued 214,286 stock purchase warrants exercisable into common shares at $0.70 per share which expire on May 22, 2011. As at June 30, 2006, no stock purchase warrants were exercised. The stock purchase warrants were issued as part of the transaction costs in connection with the convertible notes described in note 4. The stock purchase warrants were accounted for at their fair value, as determined by the Black-Scholes valuation model, of $93,257, using the following assumptions:

Expected volatility	75%
Contractual life	4 years
Risk-free interest rate	4.39%
Dividend yield	Nil

Along with the above warrants, the Company paid cash consideration of $229,323 for transaction costs. These costs were allocated between deferred charges and Additional Paid-in Capital based on the relative fair value of the convertible notes, the beneficial conversion feature and the warrants.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
June 30, 2007
(Expressed in U.S. Funds)

7.

Income Taxes

On January 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109" (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in its financial statements, the impact of a tax position, if that position is more likely than not for being sustained on audit, based on the technical merits of the position. The adoption of FIN 48 did not have a material impact on our consolidated financial statements.

As of June 30, 2007, the federal and provincial income tax returns filed for the years 2003 to 2006 remain subject to examination by the taxation authorities.

8.

Related Party Transactions

During the six month period ending June 30, 2006, the Company incurred expenses of approximately $8,800 (2006 - $9,109) for laboratory equipment leased from a shareholder and $2,700 (2006 - $2,693) for interest on the loan payable shareholder.

Included in professional fees are approximately $17,400 (2006 - $Nil) paid to a non-employee director of the Company.

Included in interest and financing fees are approximately $19,000 (2006 - nil) for share-based compensation to a former officer and director of the Company.

Included in accounts payable and accrued liabilities is approximately $7,300 (2006 - $25,000) payable to shareholders.

The above related party transactions have been measured at the exchange amount which is the amount of the consideration established and agreed to by the related parties.

9.

Basic and Diluted Loss Per Common Share

Basic and diluted loss per common share is calculated based on the weighted average number of shares outstanding during the period. The warrants, share based compensation and convertible notes have been excluded from the calculation of diluted loss per share since they are anti-dilutive.

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Consolidated Financial Statements
December 31, 2006
(Expressed in U.S. Funds)

RSM Richter S.E.N.C.R.L.
Comptables agréés
Chartered Accountants

2, Place Alexis Nihon
Montréal, (Québec) H3Z 3C2
Téléphone / Telephone : (514) 934-3400
Télécopieur / Facsimile : (514) 934-3408
www.rsmrichter.com

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

We have audited the accompanying consolidated balance sheets of IntelGenx Technologies Corp. as at December 31, 2006 and 2005 and the related consolidated statements of operations, comprehensive loss, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, these consolidated financial statements present fairly in all material respects, the financial position of the Company as at December 31, 2006 and 2005 and the results of its operations, comprehensive loss, and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in note 2 to the financial statements, the Company has experienced operating losses and requires significant capital to finance operations and repay existing indebtedness. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Signed RSM Richter LLP

Chartered Accountants

Montreal, Quebec
March 22, 2007

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Consolidated Balance Sheet
As At December 31, 2006
(Expressed in U.S. Funds)

	2006	2005
Assets
Current
Cash and cash equivalent (note 6)	$227,578	$10,938
Accounts receivable	135,223	5,858
Income taxes recoverable	9,380	9,400
Prepaid expenses	72,914	3,186
Investment tax credits receivable	43,880	69,576
	488,975	98,958
Property and Equipment (note 5)	161,861	100,176
	$650,836	$199,134
Liabilities
Current
Accounts payable and accrued liabilities (note 7)	129,994	67,322
Current maturity of long-term debt	24,026	14,000
	154,020	81,322
Long-Term Debt (note 9)	82,661	63,386
Loan Payable, Shareholder (note 8)	86,076	86,253
Commitment (note 10)
Shareholders' Equity
Capital Stock (note 11)	925,748	77
Additional Paid-In Capital (note 12)	239,815	-
	(837,484)	(31,904)
Deficit
	328,079	(31,827)

	$650,836	$199,134

See accompanying notes

Approved on Behalf of the Board

                                                        , Director

                                                        , Director

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Consolidated Statement of Shareholders' Equity
For the Year Ended December 31, 2006
(Expressed in U.S. Funds)

				Accumulated
			Additional	Other		Total
	Capital Stock		Paid-In	Comprehensive	Accumulated	Shareholders'
	Number	Amount	Capital	Gain (Loss)	Deficit	Equity

Balance - December 31, 2004	10,000	$77	$-	$6,493	$88,791	$95,361
Foreign currency translation adjustment for the year	-	-	-	(1,668)	-	(1,668)

Net loss for the year	-	-	-	-	(125,520)	(125,520)

Balance - December 31, 2005	10,000	77	-	4,825	(36,729)	(31,827)

March 9, 2006 - recall and cancellation of issued	(10,000)	(77)	-	-	-	(77)
shares
March 9, 2006 - issue of common shares	10,991,000	77	-	-	-	77
April 28, 2006 - issue of common shares	3,191,489	792,421	-	-	-	792,421
April 28, 2006 - asset acquired (note 1)	1,825,000	133,250	-	-	-	133,250
Foreign currency translation adjustment for the year	-	-	-	(24,444)	-	(24,444)

Warrants issued	-	-	37,699	-	-	37,699
Stock options issued	-	-	212,778	-	-	212,778
Compensation expense related to services not yet
rendered (note 12)	-	-	(10,662)	-	-	(10,662)

Net loss for the year	-	-	-	-	(781,136)	(781,136)

Balance - December 31, 2006	16,007,489	$925,748	$39,815	$(19,619)	$(817,865)	$328,079

See accompanying notes

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Consolidated Statement of Operations and Comprehensive Loss
For the Year Ended December 31, 2006
(Expressed in U.S. Funds)

	2006	2005

Revenue	$265,901	$19,990

Expenses

Research and development	510,407	91,969
	(39,025)	(44,298)
Research and development tax credits
Management salaries	245,637	23,105
	84,040
General and administrative		41,088
Professional fees	158,925	10,362
Depreciation	33,912	24,323
	(1,583)
Foreign exchange		465
Interest and financing fees	54,724	8,541
	1,047,037	155,555
Loss Before Income Taxes	(781,136)	(135,565)

Current income taxes (note 13)	-	(10,045)

Net Loss	$(781,136)	$(125,520)

Other Comprehensive Loss
	(24,444)	(1,668)
Foreign currency translation adjustment
Comprehensive Loss	$(805,580)	$(127,188)

Basic Weighted Average Number of Shares Outstanding	14,335,000	10,991,000
Basic and Diluted Loss Per Common Share (note 16)	$(0.05)	$(0.01)
See accompanying notes

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Consolidated Statement of Cash Flows
For the Year Ended December 31, 2006
(Expressed in U.S. Funds)

	2006	2005
Funds Provided (Used) -
Operating Activities
Net loss	$(781,136)	$(125,520)
Depreciation	33,912	24,323
Investor relations services	66,625	-
Financing fees paid in warrants	37,699	-
Share-based compensation	202,116	-
	(440,784)	(101,197)

	(48,867)	(9,641)
Changes in non-cash operating elements of working capital
	(489,651)	(110,838)

Financing Activities
Promissory note	134,689	-
Repayment of promissory note	(134,689)	-
Increase in long-term debt	53,754	77,386
Repayment of long term debt	(22,632)	-
Loan payable, shareholder	-	44,396
Issue of capital stock	1,341,750	-
Transaction costs	(549,329)	-
	823,543	121,782

Investing Activities

Additions to property and equipment	(97,511)	(4,819)
Increase in Cash and Cash Equivalent	236,381	6,125

Effect of Foreign Exchange on Cash Balance	(19,741)	(1,668)

Cash and Cash Equivalent
Beginning of Year	10,938	6,481
End of Year	$227,578	$10,938

See accompanying notes

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Financial Statements
December 31, 2006
(Expressed in U.S. Funds)

1.    Basis of Presentation and Reorganization of the Corporation

Basis of Presentation

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States. This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred.

The consolidated financial statements include the accounts of the Company and its subsidiary companies. On consolidation, all material interentity transactions and balances have been eliminated.

The financial statements are expressed in U.S. funds.

Reorganization of the Corporation

On April 28, 2006, Intelgenx Corp. entered into a share exchange agreement with IntelGenx Technologies Corp. (formerly Big Flash Corporation), an inactive public shell company, for the acquisition by IntelGenx Technologies Corp. of all the issued and outstanding shares of Intelgenx Corp.

Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by Intelgenx Corp. for the net monetary assets of IntelGenx Technologies Corp. accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange is identical to that resulting from a reverse acquisition, except no goodwill is recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, IntelGenx Technologies Corp., are those of the legal acquiree, Intelgenx Corp., which is considered to be the accounting acquirer.

All of the Intelgenx Corp. shares, through a series of exchanges, were exchanged for shares of IntelGenx Technologies Corp. common shares and/or exchangeable shares of 6544361 Canada Inc. a wholly-owned subsidiary of IntelGenx Technologies Corp. The exchangeable shares are exchangeable for common shares of IntelGenx Technologies Corp. on a one-for-one basis. Until such time as the holders of the exchangeable shares wish to exchange their shares for IntelGenx Technologies Corp. shares, the IntelGenx Technologies Corp. shares are held in trust by a trustee on behalf of the exchangeable shareholders. The trustee shall be entitled to the voting rights in IntelGenx Technologies Corp. stated in the terms of the exchange and voting agreement and shall exercise these voting rights according to the instruction of the holders of the exchangeable shares on a basis of one vote for every exchangeable share held.

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Financial Statements
December 31, 2006
(Expressed in U.S. Funds)

1.    Basis of Presentation and Reorganization of the Corporation (Cont'd)

These financial statements reflect the accounts of the balance sheets, the results of operations and the cash flows of Intelgenx Corp. at their carrying amounts, since it is deemed to be the accounting acquirer.

The results of operations, the cash flows and the assets and liabilities of IntelGenx Technologies Corp. have been included in these consolidated financial statements since April 28, 2006, the acquisition date. Amounts reported for the periods prior to April 28, 2006 are those of Intelgenx Corp.

The fair value assigned to the asset of IntelGenx Technologies Corp. acquired on April 28, 2006, being prepaid investor relations services, is $133,250. As part of the transaction, a shareholder of IntelGenx Technologies Corp. forgave the amount due to shareholder and related interest payable amounting to $23,160.

2.      Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has reported an accumulated deficit of $837,484 (2005 - $31,904). To date, these losses have been financed principally through common share issuance, long-term debt and debt from related parties. Additional capital and/or borrowings will be necessary in order for the Company to continue in existence until attaining and sustaining profitable operations.

Management has continued to develop a strategic plan to develop a management team, maintain reporting compliance and establish contracts with pharmaceutical companies. To date revenues consisted primarily of development fee revenues from three clients and have not been sufficient to sustain operations. In order to achieve profitability, revenue streams will have to increase significantly and even though management expects increased revenues from development fees in 2007, there is no assurance that revenues can increase to such a level. Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

3.      Nature of Business

The Company specializes in the development of pharmaceutical products in co-operation with various pharmaceutical companies. Prior to March 31, 2006, the Company was in the development stage and its efforts were focused on establishing contracts with pharmaceutical companies and the development of pharmaceutical products. The Company completed the development stage of its operations when the Company commenced consistently generating revenues from its operations in April 2006.

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Financial Statements
December 31, 2006
(Expressed in U.S. Funds)

4.     Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The financial statements include estimates based on currently available information and management's judgment as to the outcome of future conditions and circumstances.

Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the financial statements and actual results could differ from the estimates and assumptions.

Revenue Recognition

The Company recognizes revenue from development contracts as the contracted services are performed or when milestones are achieved, in accordance with the terms of the specific agreements and when collection of the payment is reasonably assured. In addition, the performance criteria for the achievement of milestones are met if substantive effort was required to achieve the milestone and the amount of the milestone payment appears reasonably commensurate with the effort expended. Amounts received in advance of the recognition criteria being met, if any, are included in deferred income.

Financial Instruments

The Company estimates the fair value of its financial instruments based on current interest rates, market value and pricing of financial instruments with comparable terms. Unless otherwise indicated, the carrying value of these financial instruments approximates their fair market value. It is not practical to determine the fair value of the amounts due from related parties due to their related party nature and the absence of a market for such instruments.

Cash and Cash Equivalent

Cash and cash equivalent comprise cash on hand and a demand deposit.

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Financial Statements
December 31, 2006
(Expressed in U.S. Funds)

4.     Summary of Significant Accounting Policies (Cont'd)

Accounts Receivable

The Company accounts for trade receivables at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history and current economic conditions. The Company writes off trade receivables when they are deemed uncollectible. The Company records recoveries of trade receivables previously written-off when they receive them. Management considers the reserve for doubtful accounts of $Nil to be adequate to cover any exposure to loss in its December 31, 2006 accounts receivable.

Investment Tax Credits

Investment tax credits relating to qualifying expenditures are recognized in the accounts at the time at which the related expenditures are incurred and there is reasonable assurance of their realization. Management has made estimates and assumptions in determining the expenditures eligible for investment tax credits claimed.

Property and Equipment

Property and equipment are recorded at cost. Provisions for depreciation are based on their estimated useful lives using the methods as follows:

On the declining balance method -
Computer equipment	30%
Laboratory and office equipment	20%

On the straight-line method -
Leasehold improvements	5 years

Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income. Expenditures for repair and maintenance are expensed as incurred.

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Financial Statements
December 31, 2006
(Expressed in U.S. Funds)

4. Summary of Significant Accounting Policies (Cont'd)

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the estimated undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value thereof.

Foreign Currency Translation

The Company's reporting currency is the United States dollar. The Canadian dollar is the functional currency of the Company's Canadian operations which is translated to the United States dollar using the current rate method. Under this method, accounts are translated as follows:

Assets and liabilities - at exchange rates in effect at the balance sheet date;

Revenue and expenses - at average exchange rates prevailing during the year.

Gains and losses arising from foreign currency translation are included in other comprehensive income.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Share-Based Payments

The Company accounts for share-based payments in accordance with the provisions of FAS 123R "Share-based payments (Revised)" and accordingly recognizes in its financial statements share-based payments at their fair value. In addition, it will recognize in the financial statements an expense based on the grant date fair value of stock options granted to employees. The expense will be recognized on a straight-line basis over the vesting period and the offsetting credit will be recorded in additional paid-in capital. Upon exercise of options, the consideration paid together with the amount previously recorded as additional paid-in capital will be recognized as capital stock. When options are forfeited because the service requirements are not met, any expense previously recorded is reversed in the period of forfeiture. The Company uses the Black-Scholes-Merton option pricing model to determine the fair value of the options.

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Financial Statements
December 31, 2006
(Expressed in U.S. Funds)

4.     Summary of Significant Accounting Policies (Cont'd)

Loss Per Share

Basic loss per share is calculated based on the weighted average number of shares outstanding during the year. The warrants and stock options have been excluded from the calculation of diluted loss per share since they are anti-dilutive.

Newly Issued Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting and Error Corrections". This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provision. When a pronouncement includes specific transition provisions, those provisions should be followed. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this pronouncement did not have any impact on the Company's financial position or statement of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting or Certain Hybrid Financial Instruments" ("SFAS No. 155"), which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133"), and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets", among other matters, permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's fiscal year that begins after September 15, 2006, except earlier adoption is allowed in certain circumstances. The adoption of this pronouncement is not expected to have any impact on the Company's financial position or statement of operations.

In July 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109" ("FIN 48"), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in its financial statements, the impact of a tax position, if that position is more likely than not for being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 shall be effective as of January 1, 2007. The adoption of this pronouncement is not expected to have any impact on the Company's financial position or statement of operations.

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Financial Statements
December 31, 2006
(Expressed in U.S. Funds)

4.     Summary of Significant Accounting Policies (Cont'd)

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements ("FAS 157"). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and enhances disclosures about fair value measurements required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. The adoption of this pronouncement did not have any impact on the Company's financial position or statement of operations.

In February 2007, the Financial Accounting Standards Board issued FASB Statement No. 159, the Fair Value Option for Financial Assets and Financial Liabilities (FAS 159), which includes an amendment to FASB Statement No. 115. The statement permits entities to choose, at specified election dates, to measure eligible financial assets and financial liabilities at fair value (referred to as the "fair value option") and report associated unrealized gains and losses in earnings. Statement 159 is effective for fiscal years beginning after November 15, 2007. No significant impact is expected on the consolidated financial statements at the time of adoption.

5.     Property and Equipment

			2006	2005
		Accumulated	Net Carrying	Net Carrying
	Cost	Depreciation	Amount	Amount

Laboratory and office equipment	$169,915	$56,947	$112,968	$81,020
Computer equipment	14,562	5,378	9,184	2,996
Leasehold improvements	53,578	13,869	39,709	16,160
	$238,055	$76,194	$161,861	$100,176

6.     Credit Facility

As at December 31, 2006, the Company had a credit facility of $43,000. Borrowings under the credit facility bear interest at prime rate plus 1.3% per annum. As security for the credit facility, the Company has pledged its assets to a maximum of $49,500.

7.     Accounts Payable and Accrued Liabilities

Included in accounts payable and accrued liabilities is approximately $22,500 (2005 - $31,600) payable to shareholders.

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Financial Statements
December 31, 2006
(Expressed in U.S. Funds)

8.     Loan Payable, Shareholder

The loan payable, shareholder is unsecured, bears interest at 6% per annum and is not repayable prior to January 1, 2008. An amount of $63,000 has been postponed in favor of the Business Development Bank of Canada (see note 9). Interest incurred during the year amounted to approximately $5,300 (2005 - $4,000) which is measured at the exchange amount.

9.     Long-Term Debt

	2006	2005

Loan from Business Development Bank of Canada, bearing interest at the lender's prime rate (8%) plus 1.5% per annum, maturing in 2011
and payable in annual instalments of $24,026	$106,687	$77,386

Current maturity	24,026	14,000
	$82,661	$63,386
Principal payments due in each of the next five years are as follows:

2007	$24,026
2008	24,026
2009	24,026
2010	24,026
2011	10,583

As security for the loan from Business Development Bank of Canada, the Company has pledged all of its assets. As additional security, two shareholders of the Company have provided a guarantee for an amount representing 25% of the current commitment, and the loan payable, shareholder has been postponed for an amount of $63,000.

The terms of the loan agreement require the Company to comply with certain financial covenants.

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Financial Statements
December 31, 2006
(Expressed in U.S. Funds)

10.   Commitment

The Company has entered into an agreement to lease premises up to August 2009. The future minimum lease payments over the next three years are approximately as follows:

2007	$ 13,000
2008	13,500
2009	9,200

11.    Capital Stock

	2006	2005

Authorized -
20,000,000 common shares of $0.00001 par value
Issued -
16,007,489 (2005 - 10,000) common shares	$ 925,748	$ 77

On March 9, 2006, the Company recalled and cancelled its 10,000 issued and outstanding common shares and issued in exchange 10,991,000 common shares.

On April 28, 2006 Intelgenx Corp. issued 3,191,489 common shares for cash consideration of $1,341,750. The transaction costs related to the share issuance amounted to $549,329.

On the same date, Intelgenx Corp. completed a share exchange transaction with IntelGenx Technologies Corp. in which it acquired prepaid investor relations services amounting to $133,250.

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Financial Statements
December 31, 2006
(Expressed in U.S. Funds)

12.   Additional Paid-In Capital

Warrants

During the year ended December 31, 2006, the Company issued 190,691 stock purchase warrants exercisable into common shares at $0.41 per share which expire on April 28, 2008 and November 13, 2008. The stock purchase warrants were issued in payment of financing fees. The stock purchase warrants were accounted for at their fair value, as determined by the Black-Scholes-Merton valuation model, of $37,699, using the following assumptions:

Expected volatility	85% and 88%
Expected life	2 years
Risk-free interest rate	3.91% and 4.78%
Dividend yield	Nil

As at December 31, 2006, no stock purchase warrants were exercised.

Stock Options

During the year ended December 31, 2006, for the first time, the Company granted 1,119,000 stock options to employees, directors and consultants to purchase common shares. The stock options are exercisable at $0.41 per share and have a maximum term of 5 to 10 years with vesting provisions ranging from immediate to vesting in equal increments over two years. A total of 1,600,749 common shares have been registered under the stock option plan. As at December 31, 2006, no stock options were exercised.

The stock options were accounted for at their fair value, as determined by the Black-Scholes-Merton valuation model, of $212,778, using the following assumptions:

Expected volatility	88%
Expected life	2.50 - 5.75 years
Risk-free interest rate	4.78%
Dividend yield	Nil
Weighted average fair value of options at grant date	$0.29

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Financial Statements
December 31, 2006
(Expressed in U.S. Funds)

12.   Additional Paid-In Capital (Cont'd)

As a result of the grants, the Company recorded a compensation expense in the accounts as follows:

	Options Outstanding at December 31, 2006			Vested Options
		Weighted	Aggregate		Aggregate Intrinsic
		Average Remaining	Intrinsic
	Number	Contractual Life (Years)	Value	Number	Value

Directors	475,000	9.88	$146,958	225,000	$69,535
Non employee directors	225,000	4.75	50,000	225,000	50,000
Consultants	94,000	9.88	29,066	69,000	21,807
Employees	325,000	9.88	100,504	225,000	71,436
	1,119,000	8.84	$326,528	744,000	$212,778

Compensation expense related to services not yet rendered					(10,662)
Compensation Expense					202,116

As of December 31, 2006, total unrecognized compensation expense related to unvested stock options was $113,750. This amount is expected to be recognized as expense over a period of two years. A change in control of the Company due to acquisition would cause the vesting of these stock options to accelerate and would result in this amount being charged to stock-based compensation expense.

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Financial Statements
December 31, 2006
(Expressed in U.S. Funds)

13.   Income Taxes

Income taxes reported differ from the amount computed by applying the statutory rates to losses. The reasons are as follows:

	2006	2005
Statutory income taxes	$(242,000)	$(42,000)
Net operating losses for which no tax benefits have been recorded	76,000	33,000
Excess of amortization over capital cost allowance	11,000
Non-deductible expenses	98,000	4,955
Undeducted research and development expenses	105,000	6,000
Tax deductible portion of transaction costs	(34,000)	-
Investment tax credit	(14,000)	(12,000)
	$-	$(10,045)

The major components of the deferred tax assets classified by the source of temporary differences are as follows:
	2006	2005
Property and equipment	$ (2,000)	$ (1,500)
Net operating losses carryforward (expiring 2015-2016)	109,000	33,000
Undeducted research and development expenses	105,000	6,000
Non-refundable tax credits carryforward	93,000	-
Transaction costs to be deducted in future years	136,000	-
	441,000	37,500
Valuation allowance	(441,000)	(37,500)
	$-	$-

There were Canadian and provincial net operating losses of approximately $350,000 (2005 - $98,000) and $387,000 (2005 - $132,000) respectively, that may be applied against earnings of future years. Utilization of the net operating losses is subject to significant limitations imposed by the change in control provisions. A portion of the net operating losses may expire before they can be utilized.

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Financial Statements
December 31, 2006
(Expressed in U.S. Funds)

13.   Income Taxes (Cont'd)

As at December 31, 2006 the Company had non-refundable tax credits of $93,000 expiring in 2016 and undeducted research and development expenses of $340,000 (2005 - $18,000) with no expiration date.

Due to the reorganization of the corporation, there were $549,000 of transaction costs of which only $109,000 was deductible in the current year. The remaining transaction costs are deductible for income tax purposes in equal amounts over the next four years.

The deferred tax benefits of these items was not recognized in the accounts.

14.   Statement of Cash Flows Information

	2006	2005

Accounts receivable	$(132,948)	$12,301
Prepaid expenses	(6,721)	1,564
Investment tax credits receivable	26,258	(17,872)
Accounts payable and accrued liabilities	64,544	13,890
Income taxes payable	-	(19,524)
Changes in non-cash operating elements of working capital	$(48,867)	$(9,641)
Additional Cash Flow Information:
Interest paid	$35,000	$7,760
Income taxes paid	$-	$9,000

15.   Major Customers

One customer accounts for more than 60% of the Company's revenue. Outstanding accounts receivable from this customer are $24,500 as at December 31, 2006.

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Financial Statements
December 31, 2006
(Expressed in U.S. Funds)

16.   Related Party Transactions

During the year, the Company incurred expenses of approximately $17,850 (2005 - $17,500) for laboratory equipment leased from a shareholder. The agreement to lease the laboratory equipment expires in August 2007 and the future minimum lease payments are $11,500.

Included in research and development expenses are $52,000 for options granted to a shareholder in payment of services rendered.

Included in management salaries are $87,000 for options granted to shareholders and $50,000 for options granted to non employee directors in payment of services rendered.

The transaction costs include approximately $95,000 paid to a company controlled by an executive.

The above related party transactions have been measured at the exchange amount which is the amount of the consideration established and agreed to by the related parties.

17.   Comparative Figures

Certain reclassifications of 2005 amounts have been made to facilitate comparison with the current year.

Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement:

2.1	Share exchange agreement dated April 10, 2006, incorporated by reference to 99.1 from the 8K/A filed on April 28, 2006
3.1	Articles of incorporation, incorporated by reference to exhibit 3.1 of the registrant Company’s SB-2 filed on November 16, 1999
3.2	By-Laws (incorporated by reference to exhibit 3.1 of the registrant SB-2 filed on November 16, 1999)
3.3	Amendment to the Articles of Incorporation, filed with amendment No. 2 to Form SB-2 (File No. 333-135591), filed on August 28, 2006
3.4	Amendment to the Articles of Incorporation, incorporated by reference to with schedule 14C filed on April 20, 2007
4.1	Warrants dated March 16, 2006 issued to Patrick J. Caruso, incorporated by reference to exhibit 4.1 of the registrant's SB-2 No. 333-135591, filed July 3, 2006
5.1	Opinion on legality
9.1	Voting Trust agreement, incorporated by reference to 99.1 from the 8K/A filed on April 28, 2006
10.1	Horst Zerbe employment agreement, incorporated by reference to exhibit 10.1 of the registrant's SB-2 No. 333-135591, filed July 3, 2006
10.2	Joel Cohen consulting agreement, incorporated by reference to exhibit 10.2 of the registrant's SB-2 No. 333-135591, filed July 3, 2006
10.3	Ingrid Zerbe employment agreement, incorporated by reference to exhibit 10.3 of the registrant's SB-2 No. 333-135591, filed July 3, 2006
10.4	Form of Securities Purchase Agreement, incorporated by reference to exhibit 10.1 of the registrant’s Form 8K , filed on May 23, 2007
10.5	Form of 8% Secured Convertible Debenture, incorporated by reference to exhibit 10.2 of the registrant’s Form 8K , filed on May 23, 2007
10.6	Form of Registration Rights Agreement incorporated by reference to exhibit 10.3 of the registrant’s Form 8K , filed on May 23, 2007
10.7	Form of Warrant incorporated by reference to exhibit 10.4 of the registrant’s Form 8K , filed on May 23, 2007
10.8	Form of Security Agreement incorporated by reference to exhibit 10.5 of the registrant’s Form 8K , filed on May 23, 2007
10.9	Form of Subsidiary Guarantee incorporated by reference to exhibit 10.6 of the registrant’s Form 8K , filed on May 23, 2007
10.10	Deed of Hypothec incorporated by reference to exhibit 10.7 of the registrant’s Form 8K , filed on May 23, 2007
10.11	2006 Stock Option Plan adopted August 10, 2006, incorporated by reference to exhibit 10.1 of the Form S-8 , filed November 21, 2006.
10.12	Investor relations consulting agreement, incorporated by reference to exhibit 10.6 of the registrant's SB-2 No. 333-135591, filed July 3, 2006.
10.13	Principal's registration rights agreement, incorporated by reference to exhibit 10.5 of the registrant's SB-2 No. 333-135591, filed July 3, 2006
10.14	Form of IntelGenx Corp. Subscription Agreement
10.15	Registration rights agreement, incorporated by reference to exhibit 10.4 of the registrant's SB-2 No. 333-135591, filed July 3, 2006
10.16	Carter Securities Placement Agent Agreement
21.1	Subsidiaries of the small business issuer, incorporated by reference to exhibit 21.1 of the registrant SB-2 No. 333-135591, filed July 3, 2006.
23.1	See exhibit 5.1
23.2	Consent of RSM Richter
24.1	Power of attorney; included on the last page of this SB-2 registration statement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Intelgenx Technologies Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

By: Horst Zerbe

Name: Horst Zerbe

Title: President, Chief Executive Officer and

Chairman of the Board of Directors

(Principal Executive Officer)

By: Gino Di Iorio

Name: Gino Di Iorio

Title: Chief Financial Officer

 (Principal Financial Officer

 and Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Horst Zerbe his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated:

Directors:	Title	Date:

By: Horst G. Zerbe	CEO and Chairman	August 17, 2007
Horst G. Zerbe

By: Joel Cohen *	Director	August 17, 2007
Joel Cohen

By: Bernard Boudreau *	Director	August 17, 2007
Bernard Boudreau

By: David Coffin-Beach *	Director	August 17, 2007
David Coffin-Beach,

By: Reiza Rayman *	Director	August 17, 2007
Reiza Rayman

* By: Horst G. Zerbe		August 17, 2007
Attorney-in-Fact